Exhibit (a)(1)(A)

OFFER TO EXCHANGE

EQUITY LIFESTYLE PROPERTIES, INC.
OFFER TO ACQUIRE
EACH OUTSTANDING SHARE OF
8.034% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK
FOR
ONE DEPOSITARY SHARE REPRESENTING 1/100th OF A SHARE OF
NEWLY CREATED
6.75% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, PLUS
CASH IN AN AMOUNT EQUAL TO THE AMOUNT OF ALL UNPAID DIVIDENDS ACCRUED ON
SUCH SERIES A SHARE THROUGH AND INCLUDING THE EXPIRATION DATE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 7, 2012

WE MAY EXTEND THE OFFER PERIOD AND WITHDRAWAL PERIOD AT ANY TIME.

          Equity LifeStyle Properties, Inc. (the “Company,” “our,” “we” or “us”) is offering to acquire, upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related letter of transmittal (the “Offer”) all of the 8,000,000 outstanding shares of our 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Shares”).

          For each Series A Share that we acquire pursuant to the Offer, we will exchange consideration (the “Offer Consideration”) comprised of (i) one newly issued depositary share (each a “Depositary Share”) representing 1/100th of a share of our newly created 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (a “Series C Share”) with a liquidation value equal to $25.00 per Depositary Share, plus (ii) cash in an amount equal to the amount of all unpaid dividends accrued on such tendered Series A Share through and including the Expiration Date. Each Depositary Share represents ownership of 1/100th of a Series C Share deposited with American Stock Transfer & Trust Company, LLC, as Depositary (the “Depositary”), and entitles the holder to all proportional rights, preferences and privileges of the Series C Shares represented thereby (including dividend, voting, redemption, conversion and liquidation rights and preferences). Dividends on the Series C Shares (and, therefore, the Depositary Shares) will accrue from the calendar day after the Expiration Date, regardless of the actual date of issuance.

          The Offer is conditioned upon, among other things, at least 4,000,000 Series A Shares having been validly tendered and not properly withdrawn prior to the expiration of the Offer and our being satisfied in our reasonable discretion that the Depositary Shares to be issued pursuant to the Offer will be eligible to be listed on the New York Stock Exchange (the “NYSE”). At the expiration of the Offer, if at least 4,000,000 Series A Shares have been validly tendered and not properly withdrawn, and all other conditions are satisfied or waived, the Company will acquire all tendered Series A Shares from the tendering holders.

          The Series A Shares are listed on the NYSE under the symbol “ELS-PA”. On August 8, 2012, the last sales price quoted on the NYSE for the Series A Shares was $25.26 per share. Our common stock, $0.01 par value (the “Common Stock”) is also listed on the NYSE under the symbol “ELS.” Prior to this Offer, there has been no trading market for the Series C Shares as represented by the Depositary Shares. Following successful completion of the Offer, we will submit a supplemental listing application to the NYSE requesting that the Depositary Shares to be issued in the Offer be approved for listing.

          See “Certain Factors” beginning on page 13 for a discussion of issues that you should consider with respect to the Offer.

          We are making the Offer in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) of the Securities Act.

          The Offer has not been approved or disapproved by the SEC, any state securities commission or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this Offer to Exchange is truthful or complete. None of the SEC, any state securities commission or any similar commission or governmental agency of any foreign jurisdiction has passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the disclosure contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

          This document (which we refer to as the “Offer to Exchange”) is first being mailed to holders of the Series A Shares on or around August 10, 2012.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The date of this Offer to Exchange is August 9, 2012

SUMMARY TERM SHEET

This Offer to Exchange and the related letter of transmittal included with this Offer to Exchange, our annual report on Form 10‑K for the year ended December 31, 2011 (our “Annual Report”), our Quarterly Report on Form 10-Q for the three months ended June 30, 2012 and the descriptions of the Series C Shares contained in this Offer to Exchange each contain important information that you should read carefully before any decision is made with respect to the Offer. See “Where You Can Find More Information.” The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Exchange and the letter of transmittal furnished with this Offer to Exchange.

The Company	Equity LifeStyle Properties, Inc., a Maryland corporation. The principal executive offices of the Company are located at Two North Riverside Plaza, Suite 800, Chicago, IL 60606

The Securities We Are Seeking to Acquire in The Offer

We are seeking to acquire all of the outstanding shares of the 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share (the “Series A Shares”).

As of August 8, 2012, there were 8,000,000 Series A Shares outstanding.

The Consideration We Are Offering in Exchange For The Series A Shares

We are offering to exchange, for each Series A Share that is validly tendered in the Offer, consideration (the “Offer Consideration”) comprised of (i) one depositary share (each a “Depositary Share”) representing 1/100th of a share of a newly-created series of our preferred stock, the 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (each a “Series C Share”) with a liquidation value equal to $25.00 per Depositary Share, plus (ii) cash in an amount equal to the amount of unpaid dividends accrued on such tendered Series A Share through and including the Expiration Date.

Dividends on the Series C Shares (and, therefore the Depositary Shares) to be issued pursuant to the Offer will accrue from the calendar day after the Expiration Date, regardless of the actual date of issuance.

The Series C Shares represented by the Depositary Shares are substantially the same in most respects as the Series A Shares, except that:

• The dividend rate on the Series C Shares will be 6.75% (as compared to 8.034% on the Series A Shares);

•

Other than upon certain transactions involving a change in control of the Company, we will not have the right to call the Series C Shares (and, therefore, the Depositary Shares) for redemption until September 7, 2017 (a no-call period of approximately five years, as compared to the Series A Shares which are callable for redemption at any time);

•

No distributions will be permitted to be declared or paid with respect to any stock that ranks on parity with the Series C Shares unless all accumulated distributions have been paid in full (no such provision applies to the Series A Shares);

•

Like the Series A Shares, the Series C Shares represented by the Depositary Shares will be subject to conversion into shares of our common stock upon certain change of control events subject to a “Share Cap” and an “Exchange Cap”. The Share Cap (as defined herein) will be 70.000 (0.7000 per Depositary Share) and, if all 8,000,000 Series A Shares are exchanged, the Exchange Cap (as defined herein) will be 56,000 for the Series C Shares (or 5,600,000 Depositary Shares) (as

compared to the Series A Shares which had a Share Cap of 0.8615 and an Exchange Cap of 6,892,000 shares);

	•	If less than all of the Series A Shares are exchanged, the Exchange Cap for the Series C Shares (and, therefore, for the Depositary Shares) will be proportionately lowered;

•

No approval of the independent directors is required for the issuance of securities on parity with the Series C Shares represented by the Depositary Shares to affiliates of the Company (as compared to the Series A Shares for which such approval is required); and

•

If at any time the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the holders of the Series C Shares (and, therefore, the Depositary Shares) will be entitled to receive by mail copies of annual reports and quarterly reports in substantially the form that the Company would have been required to file with the SEC if the Company were subject to such rules (no such provision applies to the Series A Shares).

See “Description of Our Depositary Shares and Series C Shares” and “Comparison of Rights Between the Series A Shares and the Series C Shares.”

Conditions to the Offer	Our obligation to accept tendered Series A Shares in the Offer is subject to certain conditions, including:

•	There having been validly tendered and not withdrawn prior to the expiration of the Offer at least 4,000,000 Series A Shares; and

•	Our being satisfied in our reasonable discretion that the Depositary Shares to be issued pursuant to the Offer will be eligible to be listed on the NYSE.

See “The Offer—Conditions of the Offer.”

Expiration of the Offer

In this Offer to Exchange, “Expiration Date” means midnight, New York City Time, on September 7, 2012, unless we extend the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date on which the Offer, as so extended, expires.

How to Tender Your Series A Shares

If you hold physical share certificates and are the record owner of your Series A Shares, you must deliver the certificates representing your Series A Shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, no later than the time the Offer expires.

If your Series A Shares are held in street name (i.e., through a broker, dealer or other nominee), your Series A Shares can be tendered by your broker, dealer or other nominee through DTC if you direct them to do so.

See “The Offer—Procedure for Tendering.”

Withdrawal of Tendered Shares

You may withdraw previously tendered Series A Shares at any time before the expiration of the Offer. In addition, after the expiration of the Offer, you may withdraw any Series A Shares that you tendered that are not accepted by us at any time after October 8, 2012.

See “The Offer—Withdrawal of Tenders.”

Certain Federal Income Tax Considerations	Before deciding whether to tender your Series A Shares, you should take into account certain tax considerations that may be applicable to you. See “Certain Federal Income Tax Considerations.”

Certain Factors

In deciding whether to tender your Series A Shares, you should consider carefully all of the information set forth in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Certain Factors.”

No Appraisal Rights	You do not have appraisal rights in connection with the Offer.

Information Agent	MacKenzie Partners, Inc.

Depositary	American Stock Transfer & Trust Company, LLC.

Assistance; Further Information

Any requests for assistance concerning the Offer may be directed to the Information Agent at the address set forth on the back cover of this Offer to Exchange or by telephone toll free at (800) 322-2885. Beneficial owners may also contact their broker, dealer or other nominee.

Any requests for additional copies of this Offer to Exchange and the letter of transmittal may be directed to the Information Agent.

          You should read this entire Offer to Exchange and the letter of transmittal carefully before deciding whether or not to tender your Series A Shares. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

          None of our officers or employees, our Board of Directors (the “Board”), the Information Agent or the Depositary is making a recommendation to you as to whether you should tender your Series A Shares in the Offer. You must make your own decision regarding the Offer based upon your own assessment of the relative values of the Series A Shares and the Depositary Shares, your liquidity needs, your investment objectives and any other factors you deem relevant.

QUESTIONS AND ANSWERS ABOUT THE OFFER

What will happen if I do not tender my Series A Shares and the Offer is successfully completed?

          If the Offer is successfully completed but you do not tender your Series A Shares, you will remain a holder of those Series A Shares. Following the Offer, the Company will continue to have the right to redeem any remaining Series A Shares at any time for a redemption price of $25.00 per share plus accrued unpaid distributions. Subject to various considerations, after the completion of the Offer, the Company may decide to redeem any remaining Series A Shares. The Company will not have the right to redeem the Series C Shares (and, therefore, the Depositary Shares) until September 7, 2017 (a no-call period of approximately five years), except upon certain defined transactions involving a change of control of the Company. See “Comparison of Rights Between The Series A Shares and the Series C Shares” and “Description of Our Depositary Shares and Series C Shares” for more information.

What is the purpose of the Offer?

          The principal purpose of the Offer is to reduce the Company’s cost of capital in an efficient manner.

          The Company believes that the economic and other terms of the Series C Shares represented by the Depositary Shares are approximately the same as the holders of the Series A Shares would be able to obtain if their Series A Shares were redeemed for cash and the holders then were to re-invest the redemption proceeds in a comparable security, and also approximately the same as the terms the Company likely would be required to offer if it sought to fund a redemption of the Series A Shares with a new series of preferred stock. By pursuing the Offer rather than a simultaneous redemption and underwritten new preferred stock offering, the Company is seeking to save the additional fees and other expenses that would be payable on an underwritten offering of new securities.

When and how will I be paid for my tendered Series A Shares?

          If all conditions for completion of the Offer are satisfied or waived, promptly after the expiration of the Offer we will pay the Offer Consideration for each Series A Share that is validly tendered and not properly withdrawn. We intend to arrange for this to occur within three business days after the Expiration Date.

          We will pay for your validly tendered Series A Shares by delivering the aggregate amount of Depositary Shares and cash required to pay the Offer Consideration for all validly tendered Series A Shares to the Depositary, which will act as your agent for the purposes of receiving the Offer Consideration from us and transmitting it to you. In all cases, delivery of the Offer Consideration in exchange for tendered Series A Shares will be made only after timely receipt by the Depositary of your certificates for those Series A Shares or in the case of stockholders who own Series A Shares in book-entry form, upon compliance with the book-entry procedure described below. See “The Offer—Tender of Shares A Shares; Acceptance of Shares.”

If the Offer is NOT successfully completed, what will be the consequences for the holders of the Series A Shares and the Company?

          If the Offer is not successfully completed we expect our Board will consider alternative means to reduce our cost of capital, including, among other possible options for the Company, the redemption of the Series A Shares for cash, which the Company is entitled to do at any time.

Under what circumstances may the Offer be terminated, and what happens to my tendered Series A Shares if that occurs?

          The Offer may be terminated if the conditions to the Offer described in this Offer to Exchange are not satisfied or (where within the Company’s discretion) waived.

          If the Offer is terminated and you previously have tendered your Series A Shares, we will return certificates for those Series A Shares (or, in the case of Series A Shares tendered in uncertificated form, those Series A Shares will be credited back to an appropriate account) promptly following the termination of the Offer without expense to you.

          See “The Offer—Tender of Series A Shares; Acceptance of Shares.”

How will I be notified if the Offer is extended, amended or terminated?

          If the Offer is extended, amended or terminated, we will promptly notify The Depository Trust Company, which we refer to as “DTC,” and make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date of the Offer.

          See “The Offer—Extension, Termination and Amendment.”

Will I have to pay any fees or commissions for participating in the Offer?

          You will not be required to pay any fees to the Company, the Information Agent or the Depositary to participate in the Offer. If you hold your Series A Shares through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the Series A Shares on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply.

          See “The Offer—Terms of the Offer” and “The Offer—Expenses.”

May I tender only a portion of the Series A Shares that I hold?

          Yes. You may choose to tender any or all of your Series A Shares.

If a holder of Series A Shares is subject to restrictions (for example, under its governing documents or investment guidelines) limiting the number of Depositary Shares it will be permitted to own to a specified percentage of all Depositary Shares outstanding, how can the holder ensure its compliance with this requirement as of the completion of the Offer?

          You can elect in the letter of transmittal to tender a number of your Series A Shares that is equal to the lesser of (i) all Series A Shares described in the letter of transmittal as owned by you and (ii) a “cap” ownership percentage (specified by you) of all Series A Shares that are validly tendered and accepted for exchange. Thus, for example, if you will be permitted to own no more than 20% of all Depositary Shares outstanding, you own 1.2 million shares and you make this election and specify a 20% ownership cap in your letter of transmittal, (i) if 5,000,000 Series A Shares are tendered, you will be treated as having tendered 1,000,000 of your Series A Shares (20% of 5,000,000), but (ii) if 6,500,000 Series A Shares are tendered, you will be treated as having tendered all of your Series A Shares (because the number of Series A Shares you own is less than the cap of 20% of 6,500,000, which is 1,300,000).

How do I tender my Series A Shares?

          If you hold physical share certificates and are the record owner of your Series A Shares, you must deliver the certificates representing your Series A Shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, no later than the time the Offer expires.

          If your Series A Shares are held in street name (i.e., through a broker, dealer or other nominee), those Series A Shares can be tendered by your broker, dealer or other nominee through DTC upon your request. In order to tender Series A Shares validly in the Offer, you must execute and deliver the appropriate letter of transmittal or, if your Series A Shares are held in street name, request that your broker, dealer or nominee do so on your behalf, in each case so that the procedures for tendering are completed before the Expiration Date.

          If you cannot complete the procedures for transfer through DTC prior to the Expiration Date, you may obtain additional time by submitting a Notice of Guaranteed Delivery to our Depositary.

          See “The Offer—Procedure for Tendering.”

If I recently purchased Series A Shares, can I still tender those Series A Shares in the Offer?

          Yes. If you have recently purchased Series A Shares, you may tender those shares in the Offer. In order to tender such Series A Shares, you must make sure that your purchase transaction settles before the Expiration Date or with sufficient time for you to tender your shares in compliance with the guaranteed delivery procedures. See “The Offer—Procedure for Tendering.”

What must I do if I want to withdraw my Series A Shares from the Offer after I have tendered them?

          You may withdraw previously tendered Series A Shares at any time before the expiration of the Offer. In addition, after the expiration of the Offer, you may withdraw any Series A Shares that you tendered that are not accepted by us at any time after October 8, 2012. See “The Offer—Withdrawal of Tenders.”

          If you have share certificates for your Series A Shares which are registered in your name, in order to withdraw your Series A Shares from the Offer, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Exchange prior to the expiration of the Offer. In order to be effective, your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange and must be actually received by the Depositary before the expiration of the Offer.

          If you hold your Series A Shares in street name (i.e., through a broker, dealer or other nominee) and you tendered your shares through DTC, a withdrawal of your Series A Shares will be effective if you and your nominee comply with the appropriate procedures of DTC’s Automated Offer Program prior to the expiration of the Offer. Any notice of withdrawal must identify the Series A Shares to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC.

          See “The Offer—Withdrawal of Tenders.”

Are you making a recommendation regarding whether I should tender in the Offer?

          No. None of our officers, the Board, the Information Agent or the Depositary is making a recommendation to any holder of Series A Shares as to whether the holder should tender Series A Shares in the Offer. You must make your own decision regarding the Offer based upon your own assessment of the value of your Series A Shares, the potential value of the Depositary Shares, your liquidity needs, your investment objectives and any other factors you deem relevant. You should carefully read this entire Offer to Exchange and the letter of transmittal, as well as our most recent periodic SEC filings (our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q), before deciding whether or not to tender your Series A Shares. You should consult with your personal financial advisor or other legal, tax or investment professionals regarding your individual circumstances.

Has the Company’s Board determined that the terms of the Offer are fair?

          Yes. The Board has determined that, based on market valuations as of the date of its determination, the Offer is substantively and procedurally fair to the unaffiliated holders of Series A Shares. In reaching its determination, the Board took into account various factors including a fairness opinion, dated August 7, 2012, issued by Houlihan Capital, LLC (“Houlihan”). A copy of that fairness opinion is provided in Annex A to this Offer to Exchange. You should read the fairness opinion in its entirety. See “Special Factors – Fairness of the Offer.”

What are the tax consequences of the Offer to me?

          The tax consequences of the Offer to you may vary depending on your particular facts and circumstances. See “Certain Federal Income Tax Consequences” for a discussion of the tax treatment of our acquisition of Series A Shares in the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.

Does the Company intend to remain a public company following the completion of the Offer?

          Yes. We intend to remain a public company.

Will the Series A Shares remain listed on the NYSE following the completion of the Offer?

          If the Offer is completed, it is possible that the remaining number of holders and outstanding Series A Shares may cause the Series A Shares to no longer qualify for continued listing on the NYSE. It is also possible that a subsequent call for redemption of the Series A Shares may cause the Series A Shares to no longer remain outstanding.

Will the Series C Shares be listed on the NYSE?

          It is a condition to the Offer that we shall be satisfied in our reasonable discretion that the Depositary Shares to be issued pursuant to the Offer will be eligible to be listed on the NYSE. Following completion of the Offer, we will submit a supplemental listing application to the NYSE requesting that the Series C Shares as represented by the Depositary Shares issued in the Offer be approved for listing.

Whom do I call if I have any questions on how to tender my Series A Shares or any other questions relating to the Offer?

          Questions related to the terms of the Offer and requests for assistance, as well as for additional copies of this Offer to Exchange, the letter of transmittal or any other documents, may be directed to the Information Agent using the contact information set forth on the back cover of this Offer to Exchange.

          Questions relating to the tender of physical share certificates should be directed to the Depositary.

Where can I find more information about Equity LifeStyle Properties, Inc.?

          For more information, see our Annual Report and “Where You Can Find More Information.”

SPECIAL FACTORS

Background of the Offer

          Beginning in May 2012, our management explored alternative ways in which we might reduce our cost of capital. The strategies considered by our management included the replacement of the Company’s Series A Shares with another fixed income security that carries a lower yield. We believe that under current market conditions, we could issue and sell a new series of preferred stock bearing a lower dividend yield than the yield on the Series A Shares.

          Two principal techniques considered by our management for purposes of replacing the Series A Shares with a lower-yielding preferred security were (i) exercising our right to redeem the Series A Shares for $25.00 per share plus any accrued and unpaid dividends, and funding the redemption with proceeds from a new issuance of lower-yielding preferred securities and/or other sources of financing; or (ii) conducting an exchange offer in which the existing holders of the Series A Shares would be offered the opportunity to exchange some or all of their Series A Shares for newly issued lower-yielding preferred securities, with five-year “no-call” protection.

          The Company ultimately concluded that an exchange offer in which the holders of the Series A Shares could exchange their shares for a new class of preferred stock would offer the maximum flexibility for the Company and a useful investment option for the holders of the Series A Shares. If for any reason no Series A Shares are acquired in the Offer, the Company may consider redeeming some or all of the Series A Shares.

          On July 24, 2012, we issued a press release that indicated we intended to discuss a possible exchange offer with some of the holders of the Series A Shares. Subsequently, we held discussions with persons believed by us to own a majority of our Series A Shares. Of those investors, a majority (by Series A Shares owned) either agreed to tender their Series A Shares in the Offer or advised us that they intended to do so.

Terms of the Series C Shares

          Our Board established the terms of the Depositary Shares based on input received from our management and market data provided by Houlihan, and based on the Board’s own analysis of recent preferred share offerings by other REITs identified by our management and Houlihan.

Reasons for and Purpose of the Offer

          The principal purpose of the Offer is to reduce the Company’s cost of capital in an efficient manner.

          Our Board concluded, based on a survey of the terms of recent public offerings of preferred securities by other REITs, that the economic and other terms of the Series C Shares and, therefore, the Depositary Shares, are approximately the same as the holders of the Series A Shares would be able to obtain if their Series A Shares were redeemed for cash and the holders then were to re-invest the redemption proceeds in a comparable security, and also approximately the same as the terms the Company likely would be required to offer if it sought to fund a redemption of the Series A Shares with a new series of preferred stock. By pursuing the Offer rather than a simultaneous redemption and underwritten new preferred share offering, the Company is seeking to save the fees and other expenses that would be payable on an underwritten offering of new securities.

Alternatives Considered by the Board

          The principal alternatives to the Offer considered by the Board were:

•	a redemption of some or all of the Series A Shares, funded with cash on hand and with drawings under the Company’s existing credit facilities; and
•	a redemption of some or all of the Series A Shares, funded in whole or in part with the net proceeds from an underwritten offering of a new series of preferred stock.

          If the Offer is not successful, the Company may instead pursue one of those alternatives.

          The Board decided to pursue the Offer because:

•	funding a redemption of some or all of the Series A Shares with cash on hand and borrowing under existing facilities could reduce the Company’s liquidity more than the Board would prefer;

•

funding a redemption of some or all of the Series A Shares with the proceeds of an underwritten offering of a new issue of preferred stock would have similar financial consequences to the Offer but would require the Company to incur underwriting and other expenses that likely would be higher than the costs to be incurred in connection with the Offer; and

•	in preliminary discussions with holders of significant amounts of Series A Shares, those holders expressed support for an exchange offer such as the Offer.

Negative Factors Considered by the Board

The following were identified by the Board as possible negative aspects or consequences of the Offer:

•	If some or all of the investors who indicated to us that they intend to tender their Series A Shares fail to tender, the conditions of the Offer may not be satisfied.

•	If for any reason the Offer is not completed, the Company nonetheless will be required to bear the costs of the Offer.

•

The holders of the Series A Shares whose shares are acquired in the Offer will be entitled to receive distributions on the Depositary Shares received in exchange at a lower rate than the distribution rate of the Series A Shares.

•

If the Offer is completed but for less than all of the outstanding Series A Shares, the reduction in the number of outstanding Series A Shares may make the market for Series A Shares less liquid and may result in the Series A Shares no longer meeting the listing standards of the NYSE.

•

If the Offer is completed but for less than all of the outstanding Series A Shares, the market capitalization for the Depositary Shares will be lower than the existing market capitalization for the Series A Shares and could result in a market for the Depositary Shares which is less liquid than the current market for the Series A Shares.

•	If the Offer is completed, the Company, absent a Change of Control Triggering Event, will not be able to redeem the Depositary Shares for five years.

Fairness of the Offer

     On August 7, 2012 the Board unanimously approved the Offer and also determined that, based on market conditions as of that date, the Offer is substantively and procedurally fair to the unaffiliated holders of Series A Shares. In reaching its determination as to fairness, the Board took into account a number of factors, including the following:

•	The fairness opinion, dated August 7, 2012, issued by Houlihan (the “Fairness Opinion”). The Fairness Opinion is more fully described below.

•

The fact that the Board believes that the economic and other terms of the Depositary Shares are approximately the same as the holders of the Series A Shares would be able to obtain if their Series A Shares were redeemed for cash and the holders then were to re-invest the redemption proceeds in a comparable security.

•

The fact that the Board believes, based on input received from Houlihan, that the fair value per share of the Depositary Shares to be issued in the Offer is approximately equal to the price at which the Series A Shares recently have traded on the NYSE.

•	The fact that the Company will have the right to redeem the Depositary Shares only after five years, whereas the Series A Shares are immediately redeemable.

•	The fact that the Offer is conditioned on receiving valid tenders from at least 50% of the outstanding Series A Shares.

•	The fact that the Offer is a voluntary transaction in which holders of Series A Shares may choose to participate or not.

•

The fact that, in informal discussions between the Company and holders of significant numbers of Series A Shares before the commencement of the Offer, those holders, were generally supportive of the Offer.

•	The fact that the terms of the Offer appear to the Board to be potentially more attractive to the holders of the Series A Shares than the redemption of those shares for cash.

          After considering a set of approximately 17 recent preferred stock offerings, our Board focused in particular on the four offerings identified in the table below as being most relevant to determining appropriate terms (and in particular the appropriate dividend yield) for the Series C Shares (and, therefore, the Depositary Shares). In selecting these four offerings, based on input received from our management and from Houlihan, the Board took into account among other things the market capitalization, financial condition and business segments of the respective issuers and their status as REITs. Among the four offerings, the Board considered the most recent offerings to be the most relevant, particularly noting that market interest rates and dividend yields have declined somewhat over the course of the past two months. The four offerings the Board focused on were the following:

Issuer	Offering Date	Amount of Securities (in millions)	Dividend Rate

Kilroy Realty Corporation	8/6/2012	$75.0	6.44%

Taubman Centers, Inc.	8/3/2012	$175.0	6.50%

Chesapeake Lodging Trust	7/10/2012	$110.0	7.75%

Corporate Office Properties Trust	6/20/2012	$150.0	7.38%

          The Board determined that it was not appropriate to base its determination of the fairness of the substantive terms of the Offer on the net book value, going concern value or liquidation value of the Company. The Board believes that taking into account such factors in assessing the fairness of the Offer is inappropriate because of the nature of the Series A Shares, including the fact that the Series A Shares have a defined liquidation and redemption value, which makes those factors of only limited relevance to the value of the Series A Shares. The Company has not previously conducted repurchases of Series A Shares, and therefore the Board did not take into account the terms of prior repurchases in its analysis. In addition, the Board is not aware of any firm offers made within the last two years regarding an acquisition of the Company, an acquisition of a substantial part of its assets or the acquisition of a controlling portion of its securities, and accordingly, the Board’s evaluation of the fairness of the Offer did not take into account any such offer.

          In approving the Offer, the Board weighed the costs and risks, including the transaction costs associated with the Offer, the risks of not completing the Offer, and the potential adverse impact of the Offer on the value of untendered Series A Shares. The Board determined that the benefits of the Offer outweighed these costs and risks.

          The Board’s non−management directors who were present at the Board’s August 7, 2012 meeting, and who comprise a majority of the Board, have approved the Offer. While the Board took the fairness opinion rendered by Houlihan into account in reaching its determination as to the fairness of the Offer, the Board independently determined that that the Offer is substantively and procedurally fair based on the Board’s own analysis, in light of the factors described above. In addition, the Offer requires valid tenders of at least 50% of the outstanding Series A Shares. As a result of this condition the Offer cannot be completed unless at least half of the outstanding Series A Shares are validly tendered.

          In view of the wide variety of factors considered in connection with its evaluation of the Offer, the Board has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors it considered in deciding to approve the Offer or in evaluating the fairness of the Offer.

          In approving the Offer, none of our directors makes any recommendation to you as to whether you should tender any of your Series A Shares in the Offer. You must make your own investment decision regarding the Offer based upon your own assessment of the market value of the Series A Shares, the potential value of the Depositary Shares, the possibility that any non-tendered Series A Shares may be called for redemption by the Company whether or not the Offer is completed, your liquidity needs (including the likely liquidity of any remaining Series A Shares after completion of the Offer and of the market for newly issued Depositary Shares), your investment objectives and any other factors you deem relevant.

          For a discussion of the risks associated with not tendering in the Offer and of the risks associated with a continuing investment in the Company, see “Certain Factors.”

Fairness Opinion

          Pursuant to an engagement letter dated August 1, 2012, our Board retained Houlihan to provide it with a financial fairness opinion in connection with the Offer. Houlihan, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Houlihan was selected as the financial advisor to our Board after consideration by the Board of other investment banking firms. Houlihan was selected based on its qualifications, expertise and reputation. At a meeting of our Board held on August 7, 2012, Houlihan rendered its oral opinion, which opinion was confirmed in a written opinion dated August 7, 2012, that as of such date and subject to and based on the considerations in its written opinion, the Offer is fair from a financial point of view to the existing holders of Series A Shares.

          Houlihan’s opinion does not address any other aspect of the Offer and does not constitute a recommendation to any holder of Series A Shares as to any matter relating to the Offer.

          Our Board did not impose any limitations upon Houlihan with respect to the investigations made or procedures followed in rendering its opinion. Houlihan has not been requested and does not intend to update, revise or reaffirm its fairness opinion in connection with the Offer, including to reflect any circumstances or events that may have occurred since August 7, 2012. You should understand that Houlihan’s opinion speaks only as of its date. Events that could affect the fairness of the Offer to the existing holders of Series A Shares, from a financial point of view, include adverse changes in industry performance or market conditions and changes to our business, financial condition and results of operations.

          Houlihan was not retained to determine or recommend, and did not determine or recommend, the terms of the Offer or of the Depositary Shares. Houihan’s opinion relates only to the fairness of the Offer, from a financial point view, to the existing holders of Series A Shares and does not address any other aspect of the Offer, nor does it constitute a recommendation to you. Houlihan’s opinion also does not address the relative merits of the Offer or the other business strategies considered by our Board, or our Board’s underlying business decision to approve the Offer. Houlihan was not asked to opine on and does not express any opinion as to the tax consequences of the Offer or the fairness of any aspect of the Offer not expressly addressed in its fairness opinion. Further, Houlihan was retained by our Board and its opinion was delivered to our Board. Houlihan was not retained as an advisor or agent to the holders of Series A Shares or any other person.

          Houlihan did not independently verify the accuracy and completeness of any information supplied to it with respect to us and did not assume any responsibility with respect to this information.

          Houlihan’s opinion was necessarily based on economic, monetary, market and other conditions in effect, and the information made available to Houlihan, as of the date of its opinion. In rendering its opinion, Houlihan assumed that the definitive terms of the Offer would not differ in any material respect from the last draft provided to and reviewed by Houlihan.

          Pursuant to our engagement letter with Houlihan, we have agreed to pay Houlihan a fee for its services provided in connection with the fairness opinion. That fee is not contingent on the completion of the Offer or on any other outcome. In addition, we also agreed, among other things, to reimburse Houlihan for all reasonable out-of-pocket expenses incurred in connection with the services provided by Houlihan, and to indemnify and hold harmless Houlihan and other related parties from and against various liabilities, which may include liabilities under the federal securities laws and liabilities related to or arising out of Houlihan’s engagement. Other than this engagement, Houlihan has no other material relationship with us or any of our affiliates.

          Under the terms of the engagement letter between Houlihan and the Company, the Company agreed to pay Houlihan a fee of $50,000 in payment for Houlihan’s evaluation of the Offer and rendering of a fairness opinion.

CERTAIN FACTORS

          You should carefully consider the risks and uncertainties described throughout this Offer to Exchange, including those described below, and the risk factors set forth in Item 1A to our Annual Report describing the risks of investment in our securities, before you decide whether to tender your Series A Shares.

We are not making a recommendation that you tender your Series A Shares, we did not retain an unaffiliated representative to represent the interests of the holders of Series A Shares and we have not obtained a third-party determination solely on behalf of the holders of Series A Shares that the Offer is fair to holders of Series A Shares.

          Neither we, our Board, the Information Agent nor the Depositary are making a recommendation as to whether holders of Series A Shares should tender their shares in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Series A Shares for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer. While we engaged Houlihan to assist us in evaluating the fairness of the Offer, that adviser was retained to represent the interests of the Company, not the interests of the holders of Series A Shares.

The dividend rate on Series C Shares represented by the Depositary Shares is lower than the dividend rate on the Series A Shares.

          The dividend rate on the Series A Shares is 8.034% while the dividend rate on the Series C Shares represented by the Depositary Shares will be 6.75%.

The per share consideration offered in the Offer is not dependent on the market price of the Series A Shares, and the price at which the Depositary Shares will trade after issuance could be lower than the market price of the Series A Shares, prior to or after the Expiration Date.

          The per share consideration offered in the Offer is not dependent on the market price of the Series A Shares. The market prices of the Depositary Shares may be higher or lower than market prices of the Series A Shares. If we acquire your Series A Shares in the Offer, the market value of the Depositary Shares you receive may be more or less consideration than you would have received if you had sold your Series A Shares in the open market or in an alternative transaction.

If the Offer is successful and you do not tender your shares, the value of your Series A Shares may decline.

          Successful completion of the Offer will significantly reduce the number of outstanding Series A Shares and the liquidity of such shares and, therefore, the market price of your Series A Shares may be adversely affected.

The market for the Depositary Shares after the Offer will be smaller and may be less liquid than the market for Series A Shares.

          Assuming less than 8,000,000 Depositary Shares will be issued and outstanding after the Offer, the market for Depositary Shares will be smaller and may be less liquid than the market for Series A Shares has been to date.

We did not base the terms of the Depositary Shares on a valuation and did not retain the advice of an outside financial advisor, except for the Fairness Opinion from Houlihan.

          Although the Board carefully considered the alternatives available to the Company, the market price of the Series A Shares, our future liquidity and other factors that the Board believed to be relevant, the Board’s decisions were not based upon an appraisal or advice received from a third−party financial advisor.

Whether or not we successfully complete the Offer, we may elect to redeem the Series A Shares.

          We believe that market conditions existing as of the date hereof present an opportunity to lower our cost of capital, and we expect to continue to pursue various methods of accomplishing this. Our Board may decide to call the outstanding Series A Shares for redemption, as we are entitled to do. Even if market dividend rates decline further after completion of this Offer, we will be prohibited from redeeming the Series C Shares (and, therefore, the Depositary Shares) for approximately five years after initial issuance.

          Our Depositary Shares will be subordinate to our debt, and your interests could be diluted by the issuance of additional shares of preferred stock, and be materially and adversely affected by other transactions.

          Like our Series A Shares, our Depositary Shares will be subordinate to all of our existing and future debt. As described below, our existing debt may restrict, and our future debt may include restrictions on, our ability to pay distributions to preferred stockholders or to make an optional redemption payment to preferred stockholders. The issuance of additional shares of preferred stock on parity with or senior to our Series C Shares represented by the Depositary Shares would dilute the interests of the holders of our Depositary Shares, and any issuance of preferred stock senior to our Series C Shares (and, therefore, the Depositary Shares) or of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on our Depositary Shares. Other than the conversion rights afforded to holders of our preferred shares that may occur in connection with a Change of Control Triggering Event described under “Description of Our Depositary Shares and Series C Shares — Conversion Rights Upon Change of Control Triggering Event” below, none of the provisions relating to our preferred shares contains any provisions affording the holders of our preferred shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might materially and adversely affect the holders of our preferred shares, so long as the rights of the holders of our preferred shares are not materially and adversely affected.

Our Depositary Shares have not been rated by a rating agency.

          As with our Series A Shares, we have not sought to obtain a rating for our Depositary Shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of our Depositary Shares. In addition, we may elect in the future to obtain a rating of our Depositary Shares, which could adversely affect the market price of our Depositary Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of our Depositary Shares.

We have substantial outstanding indebtedness.

          As of June 30, 2012, the total principal amount of our outstanding indebtedness was approximately $2.3 billion. We may incur additional debt for various purposes, including, without limitation, to fund future acquisitions, development activities and operational needs. Our existing and future indebtedness may affect our ability to pay dividends on our preferred shares, through contractual restrictions or because the funds required to secure the debt may leave us with insufficient funds to both pay preferred share dividends and fund other overall activities.

Like our Series A Shares, our Depositary Shares will be structurally subordinated to the liabilities of our subsidiaries.

          Substantially all of our assets and debt are indirectly held through our Operating Partnership (as defined below). As a result, we have no source of operating cash flow other than distributions from our Operating Partnership. Our ability to pay distributions to holders of Depositary Shares depends on our Operating Partnership’s ability first to satisfy its obligations to its creditors and then to make distributions to MHC Trust (a private REIT subsidiary owned by us). Similarly, MHC Trust must satisfy its obligations to its creditors before making distributions to us. Thus, our Depositary Shares will be structurally subordinated to certain liabilities of our subsidiaries in the event of their liquidation, dissolution or winding up.

Holders of Depositary Shares will have extremely limited voting rights.

          Your voting rights as a holder of Depositary Shares will be extremely limited. Our common stock is the only class of our securities carrying full voting rights. Voting rights for holders of Depositary Shares, like our Series A Shares, will exist primarily with respect to the ability to elect two additional directors to our board of directors in the event that six quarterly distributions (whether or not consecutive) payable on our Depositary Shares are in arrears, and with respect to certain voting relating to amendments to our charter or articles supplementary relating to our Series C Shares that materially and adversely affect the rights of the holders of our Series C Shares or create additional classes or series of our stock that are senior to our Series C Shares or with respect to the consolidation or merger of all or substantially all of the Company’s assets, subject to certain exceptions. See “Description of Our Series C Shares— Voting Rights” and “Description of Our Depositary Shares— Voting Rights.” Other than the limited circumstances described in this tender offer statement, holders of Depositary Shares will not have any voting rights.

The Change of Control Triggering Event conversion features of our Depositary Shares may not adequately compensate you upon a Change of Control Triggering Event and may make it more difficult for or discourage a party from taking over our Company.

          Upon a Change of Control Triggering Event (as defined below), holders of our Depositary Shares will have the right (subject to our exercise of our optional redemption right or special optional redemption right) to convert some or all of their Depositary Shares into consideration comprising a number of shares of our common stock, or the equivalent value in cash or alternative consideration, as described in detail in “Description of Our Series C Shares — Conversion Rights” and “— Optional Redemption and Special Optional Redemption.” Upon such a conversion, holders of Depositary Shares will be limited to consideration based on a maximum number of shares of our common stock equal to the Share Cap. In addition, these features of our Depositary Shares may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our shares of common stock and Depositary Shares with the opportunity to realize a premium over the then current market price or that stockholders may otherwise believe is in their best interests.

There is no established trading market for our Depositary Shares and their market price could be materially and adversely affected by various factors.

          Our Depositary Shares are a new issue of securities with no established trading market. We plan to file an application to list our Depositary Shares on the NYSE, but there can be no assurance that the NYSE will approve our Depositary Shares for listing. Even if the NYSE approves our Depositary Shares for listing, an active trading market on the NYSE for our Depositary Shares may not develop or, if it does develop, may not last, in which case the market price of our Depositary Shares could be materially and adversely affected. The market price of our Depositary Shares will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance, as well as the issuance by our subsidiaries, of debt or preferred equity securities; and

•	our financial condition, cash flows, liquidity, results of operations, funds from operations and prospects.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          This Offer to Exchange includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, and the expected effect of the recent acquisitions on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•

the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	The Company’s ability to retain and attract customers, renewing, upgrading and entering right-to-use contacts;

•	the Company’s assumptions about rental and home sales markets;

•	the Company’s ability to manage counterparty risk;

•

in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•

results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	effective integration of the recent acquisitions and the Company’s estimates regarding the future performance of the recent acquisitions;

•	unanticipated costs or unforeseen liabilities associated with the recent acquisitions;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Company’s properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

          Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this document. We are under no duty to update any of the forward-looking statements after the date of this document to conform these statements to actual results.

SUMMARY FINANCIAL INFORMATION

          We incorporate by reference the financial statements and notes thereto in Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2011, the information included in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

          The following tables show summary financial information of the Company as of and for the six months ended June 30, 2012 and 2011 and years ended December 31, 2011 and 2010. The following tables should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements included in Item 15 of our Annual Report.

          In the first quarter of 2012, the Company adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) No. 2011-05, “Presentation of Comprehensive Income,” as amended by ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” These updates revise the manner in which reporting entities present comprehensive income in their financial statements. The following selected financial information revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.

Summary Consolidated Financial Information
(Amounts in thousands, except per share data)

	Six Months ended June 30,
	2012 (unaudited)	2011(1) (unaudited)	Years ended December 31,
			2011(1)	2010(1)

Total revenues	$356,119	$262,833	$589,199	$517,300
Total expenses	333,421	226,872	548,643	458,699

Income before equity in income of unconsolidated joint ventures	22,698	35,961	40,556	58,601

Equity in income of unconsolidated joint ventures	1,255	1,325	1,948	2,027

Consolidated income from continuing operations	23,953	37,286	42,504	60,628
Loss from discontinued operations	—	—	—	(231)

Consolidated net income	23,953	37,286	42,504	60,397

Income allocated to non-controlling interests - Common OP Units	(1,388)	(3,410)	(3,105)	(5,903)
Income allocated to non-controlling interests – Perpetual Preferred OP Units	—	(2,801)	(2,801)	(16,140)
Series A Redeemable Perpetual Preferred Stock Dividends	(8,069)	(5,288)	(13,357)	—
Series B Redeemable Preferred Stock Dividends	—	—	(466)	—

Net income available for Common Shares	$14,496	$25,787	$22,775	$38,354

Consolidated net income	$23,953	$37,286	$42,504	$60,397
Other comprehensive loss:
Adjustment for fair market value of swap	(412)	(336)	(2,547)	—

Consolidated comprehensive income	23,541	36,950	39,957	60,397
Comprehensive Income allocated to non-controlling interests – Common OP Units	(1,353)	(3,375)	(2,866)	(5,903)
Comprehensive Income allocated to non-controlling interests – Perpetual Preferred OP Units	—	(2,801)	(2,801)	(16,140)
Series A Redeemable Perpetual Preferred Stock Dividends	(8,069)	(5,288)	(13,357)	—
Series B Redeemable Preferred Stock Dividends	—	—	(466)	—

Comprehensive income attributable to Common Shareholders	$14,119	$25,486	$20,467	$38,354

Earnings per Common Share – Basic:
Net income available for Common Shares	$0.35	0.81	$0.64	$1.26

Earnings per Common Share – Fully Diluted:
Net income available for Common Shares	$0.35	0.80	$0.64	$1.25

Weighted average Common Shares outstanding – basic	41,110	31,817	35,591	30,517
Weighted average Common Shares outstanding – fully diluted	45,387	36,441	40,330	35,518

	As of June 30, 2012 (unaudited)	As of December 31,
		2011	2010

Balance Sheet Data:
Real estate before accumulated depreciation	$4,110,822	$4,079,373	$2,584,987
Total assets	3,498,650	3,496,101	2,048,395
Total mortgages and term loan	2,288,450	2,284,683	1,412,919
Total liabilities	2,519,588	2,496,821	1,588,237
Non-controlling interests – Perpetual Preferred OP Units	—	—	200,000
Series A Preferred Stock	200,000	200,000	—
Total common equity	779,062	799,280	260,158

Common stock outstanding	41,328	41,078	30,972
Common Book value per share	$18.85	$19.46	$8.40

(1) Certain 2011 and 2010 amounts have been reclassified to conform to the 2012 presentations. These reclassifications had no material effect on the summary consolidated financial information.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(Amounts in thousands)

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010

Consolidated income from continuing operations before equity in income of unconsolidated joint ventures and allocations to non-controlling interests	$22,698	$40,556	$58,601
Combined fixed charges and preferred stock dividends	69,863	116,292	107,291

Earnings	$92,561	$156,848	$165,892

Interest incurred	$59,181	$96,253	$88,750
Amortization of deferred financing costs and other	2,613	3,415	2,401
Perpetual Preferred OP Unit Distributions	8,069	2,801	16,140
Perpetual stock dividends	—	13,823	—

Combined fixed charges and preferred stock dividends	$69,863	$116,292	$107,291

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.32x	1.35x	1.55x

THE OFFER

Terms of the Offer

          We are offering to acquire all of the outstanding 8,000,000 Series A Shares. If the Offer is successfully completed, for each tendered Series A Share accepted by us, we will pay the Offer Consideration of (i) one Depositary Share plus (ii) an amount in cash equal to the amount of unpaid dividends accrued on such tendered Series A Shares through and including the Expiration Date. Dividends on the Series C Shares (and, therefore, on the Depositary Shares) to be issued pursuant to the Offer will accrue from the calendar day after the Expiration Date, regardless of the actual date of issuance of those shares.

          MacKenzie Partners, Inc. is acting as Information Agent and American Stock Transfer & Trust Company, LLC is acting as Depositary in connection with the Offer. The Information Agent may contact holders of Series A Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

          We will request brokers, dealers and other nominees to forward copies of this Offer to Exchange to the beneficial owners of Series A Shares, and will provide reimbursement to those intermediaries for the cost of forwarding the material. Except for the cost of reimbursement, we will not pay any fees or commissions to brokers, dealers, other nominees or other persons for soliciting tenders of Series A Shares in connection with the Offer. Some of our officers, directors and employees may solicit tenders from holders of our Series A Shares and some of them may answer inquiries concerning the Offer, but none of them will receive additional compensation for soliciting tenders or answering any such inquiries.

          You should rely only on the information contained in this Offer to Exchange. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders of Series A Shares. None of us, the Depositary or the Information Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Exchange nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Exchange. We are offering to acquire, and are seeking tenders of, the Series A Shares only in jurisdictions where the offers or tenders are permitted.

          Owners holding certificated Series A Shares who tender their shares directly to the Depositary will not have to pay any fees or commissions. Holders who tender their Series A Shares through a broker, dealer or other nominee may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

          In this Offer to Exchange, the term “Expiration Date” means midnight, New York City Time, on September 7, 2012, unless we extend the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date on which the Offer is scheduled to expire.

          If the Offer expires or terminates without any Series A Shares being accepted by us following the expiration or termination of the Offer, you will continue to own your Series A Shares.

          Our Board has authorized and approved the Offer. None of the Board, our officers, our employees, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender shares in the Offer. You must make your own investment decision regarding the Offer based upon your own assessment of the market value of the Series A Shares, the potential value of the Depositary Shares, the possibility that any non-tendered Series A Shares may be called for redemption by the Company whether or not the Offer is completed, your liquidity needs (including the likely liquidity of remaining Series A Shares after completion of the Offer and of the market for newly issued Depositary Shares), your investment objectives and any other factors you deem relevant.

Conditions of the Offer

          The Offer is subject to certain conditions, including:

•	There being validly tendered and not withdrawn at least 4,000,000 Series A Shares; and

•	Our being satisfied in our reasonable discretion that the Depositary Shares to be issued pursuant to the Offer will be eligible to be listed on the NYSE.

          In addition, we are not obligated to accept, purchase or pay for, and may delay the acceptance of, any Series A Shares tendered pursuant to the Offer, in any event subject to Rule 14e-1(c) under the Exchange Act, if at any time on or after the date of this Offer to Exchange and prior to the expiration of the Offer, any of the following conditions shall exist:

•

there is any litigation regarding the Offer (i) challenging or seeking to make illegal, materially delay, restrain or prohibit the Offer or the acceptance of Series A Shares; or (ii) which could have a material adverse effect on us, or any law, rule or regulation or governmental order becomes applicable to us or the transactions contemplated by the Offer that results, directly or indirectly, in any of the consequences described in clause (i) or (ii); or

•

any court or other governmental authority issues any order or takes any action restraining, enjoining or prohibiting or preventing the consummation of the Offer or consummation of the Offer would violate any law, rule or regulation applicable to us.

          We will, in our reasonable judgment, determine whether each condition to the Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Offer is unsatisfied on the Expiration Date and we do not or cannot waive such conditions, the Offer will expire and we will not accept the Series A Shares that have been validly tendered.

Extension, Termination and Amendment

          We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Offer is open, in our sole discretion. We will extend the Expiration Date of the Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Series A Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to your right to withdraw your Series A Shares in accordance with the terms of the Offer.

          Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Offer, including the conditions to the Offer;

•

delay our acceptance or our acquisition of any Series A Shares pursuant to the Offer or terminate the Offer and not accept or acquire any Series A Shares not previously accepted or acquired, upon the determination that any of the conditions of the Offer have not been satisfied, as determined by us; and

•	waive any condition.

          We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. If we amend the Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Offer as required by law if the Offer would otherwise expire during that period.

          Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension termination or amendment of the Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

          If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, we decrease the percentage of Series A Shares being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of Series A Shares, such modification will be applicable to all holders of the same series of Series A Shares whose Series A Shares are accepted pursuant to the Offer and, if, at the time notice of any such modification is first published, sent or given to holders of Series A Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City Time.

Tender of Series A Shares; Acceptance of Shares

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the Expiration Date, by accepting, Series A Shares validly tendered and not properly withdrawn. We will deliver the amount of Depositary Shares and cash required to pay the aggregate Offer Consideration to the Depositary, which will act as agent for the tendering shareholders of Series A Shares for this purpose within three business days after the Expiration Date. Subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any Series A Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or payment for, the Series A Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the Series A Shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the Offer.

          For purposes of the Offer, we will be deemed to have accepted (and thereby acquired) Series A Shares validly tendered and not properly withdrawn, if and when we notify the Depositary of our acceptance of the tenders of Series A Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, we will deliver the amount of Depositary Shares and cash required to pay the aggregate Offer Consideration to the Depositary in exchange for the tendered Series A Shares. The Depositary will act as agent for the tendering stockholders for the purpose of receiving the Offer Consideration and transmitting it to the tendering stockholders whose Series A Shares have been accepted (including by providing certificated Depositary Shares with respect to Series A Shares tendered in certificated form and through a book-entry transfer with respect to Series A Shares tendered through book-entry transfer).

          Under no circumstances will we pay interest on the consideration payable for the Series A Shares, regardless of any delay in making such payment or extension of the Expiration Date.

          If, prior to the Expiration Date, we increase the consideration to be paid per Series A Share pursuant to this Offer, we will pay such increased consideration for all such shares acquired pursuant to the Offer, whether or not such Series A Shares were tendered prior to such increase in consideration.

          If certain events occur, we may not be obligated to acquire Series A Shares pursuant to the Offer. See “The Offer—Conditions of the Offer.”

          In all cases, delivery to a tendering holder of the Offer Consideration for Series A Shares accepted pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the share certificates or confirmation of a book-entry transfer of the Series A Shares into the Depositary’s account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Offer—Procedure for Tendering”; (ii) the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of tender of shares held by a broker, dealer or other nominee, an Agent’s

Message (as described in “—Procedure for Tendering—Book-Entry Transfer”) in lieu of the letter of transmittal; and (iii) any other documents required by the letter of transmittal.

          If we do not accept any tendered Series A Shares pursuant to the terms and conditions of the Offer for any reason, we will return certificates for such Series A Shares without expense to the tendering stockholder (or, in the case of Series A Shares tendered through DTC, pursuant to the procedures set forth below under “The Offer—Procedure for Tendering,” those Series A Shares will be credited to an account maintained within DTC) promptly following expiration or termination of the Offer.

          All Series A Shares that are validly tendered and accepted by us in the Offer will become authorized but unissued shares.

Fractional Shares

          No tenders of fractional Series A Shares will be accepted and no fractional Depositary Shares will be issued in the Offer.

Procedure for Tendering

          Valid Tenders of Series A Shares. In order for a stockholder validly to tender Series A Shares pursuant to the Offer, the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (defined below) in lieu of the letter of transmittal) and any other documents required by the letter of transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Exchange and either (a) the share certificates evidencing tendered Series A Shares must be received by the Depositary at this address or (b) the Series A Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date. The holder may change its election prior to the Expiration Date of the Offer by submitting to the Depositary a properly completed and signed revised letter of transmittal.

          Book-Entry Transfer. The Depositary will establish an account with respect to the Series A Shares at DTC, the book-entry transfer facility, for purposes of the Offer within two business days after the date of this Offer to Exchange. If a holder’s Series A Shares are held through a broker, dealer or other nominee, the holder should instruct its broker, dealer or other nominee to make the appropriate election on its behalf when they tender shares through DTC. The holder may change its election by causing a new Agent’s Message with revised election information to be transmitted through DTC. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Series A Shares by causing DTC to transfer those Series A Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of Series A Shares may be effected through book-entry transfer at DTC, either the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Exchange prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

          The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering Series A Shares that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce this agreement against the participant.

          If you own your Series A Shares through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the Series A Shares on your behalf, that institution may charge you a fee for doing so. You should consult your broker, dealer or nominee to determine whether any charges will apply. If you are the record owner of certificated Series A Shares and you tender your certificated shares directly to the Depositary, you will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. Transfer taxes on the acquisition of Series A Shares pursuant to the Offer, if any, will be paid by us.

          Signature Guarantees and Stock Powers. No signature guarantee is required on the letter of transmittal (i) if the letter of transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Series A Shares) of the Series A Shares tendered, unless the holder has completed the box entitled “Special Payment Instructions” in the letter of transmittal or (ii) if the Series A Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”). In all other cases, all signatures on letter of transmittal must be guaranteed by an Eligible Institution. See the instructions to the letter of transmittal. If a share certificate is registered in the name of a person or persons other than the signer of the letter of transmittal, or if payment is to be made or delivered to a person or persons other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on the share certificate or stock powers guaranteed by an Eligible Institution as provided in the letter of transmittal. See the instructions to the letter of transmittal.

          Notwithstanding any other provision of this Offer to Exchange, Series A Shares accepted pursuant to the Offer will in all cases be acquired only after timely receipt by the Depositary of (i) certificates evidencing the Series A Shares or a Book-Entry Confirmation of a book-entry transfer of the Series A Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this section; (ii) the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of transmittal; and (iii) any other documents required by the letter of transmittal.

          Guaranteed Delivery. — If a stockholder desires to tender Series A Shares pursuant to the Offer and the procedures for book−entry transfer cannot be completed on or prior to the Expiration Date, the holder may nevertheless tender Series A Shares with the effect that the tender will be deemed to have been received on or prior to the Expiration Date if the following conditions are satisfied:

•

prior to the Expiration Date, the Depositary receives a notice setting forth the name(s) and address(es) of the holder(s) and the number and series of shares being tendered, and stating that the tender is being made thereby and guaranteeing that the Depositary will receive within three business days after the date of the notice, an Agent’s Message and confirmation of book−entry transfer of the Series A Shares into the Depositary’s account with DTC, and any other documents required by the letter of transmittal; and

•

within three business days after the date of the Depositary’s receipt of notice, the Depositary receives a Book−Entry Confirmation of the transfer of the Series A Shares into the Depostary’s account at DTC as described above and a properly transmitted Agent’s Message.

          The exchange consideration for Series A Shares tendered pursuant to the guaranteed delivery procedures will be the same as that for Series A Shares tendered before the Expiration Date.

Effects of Tenders

          By tendering your Series A Shares as set forth above, you irrevocably appoint the Depositary and its designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Series A Shares tendered and accepted by us. Such appointment will be automatically revoked if we do not accept Series A Shares that you have tendered. All such proxies shall be considered coupled with an interest in the tendered Series A Shares and therefore shall not be revocable; provided that the Series A Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, as it may be extended by us, and unless previously accepted and not returned as provided for herein, also may be withdrawn at any time after October 8, 2012, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Series A Shares are validly withdrawn.

          We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Series A Shares in the Offer, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Series A Shares in the Offer determined by us not to be in proper form or the acceptance or acquisition of which may, in our opinion, be unlawful.

          Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the Expiration Date, in our sole discretion, any of the conditions to the Offer, including the absolute right to waive any defect or irregularity in the tender of any Series A Shares in the Offer. No tender of Series A Shares in the Offer will be deemed to have been made until all defects and irregularities in the tender of such shares in the Offer have been cured or waived. Neither we, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Series A Shares in the Offer or will incur any liability for failure to give any such notification. Except as may otherwise be determined by a court, our interpretation of the terms and conditions of the Offer (including the letter of transmittal and instructions thereto) will be final and binding.

Rule 14e-4 “Net Long Position” Requirement

          It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender securities in a partial tender offer for their own account unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

          A tender of Series A Shares in the Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Series A Shares being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Series A Shares complies with Rule 14e-4.

          The tender of Series A Shares, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

Withdrawal of Tenders

          You may validly withdraw Series A Shares that you tender at any time prior to the Expiration Date of the Offer, which is midnight, New York City time, on September 7, 2012, unless we extend it. In addition, after the expiration of the Offer, you may withdraw any Series A Shares that you tendered that are not accepted by us at any time after October 8, 2012.

          For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Exchange prior to the Expiration Date or, if your shares are not previously accepted by us, at any time after October 8, 2012. Any notice of withdrawal must identify the beneficial owner of the Series A Shares to be withdrawn, including the name of the beneficial owner of the Series A Shares, the name of the person who tendered the Series A Shares, if different, and the number of Series A Shares to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange. If you tendered Series A Shares pursuant to the procedures for a book-entry transfer, a withdrawal of Series A Shares will only be effective if you comply with the appropriate DTC procedures prior to the Expiration Date of the Offer or, if your shares are not previously accepted by us, at any time after October 8, 2012.

          If we extend the Offer, are delayed in our acceptance of the Series A Shares or are unable to accept Series A Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Series A Shares, and those Series A Shares may not be withdrawn except as otherwise provided in this Offer to Exchange, subject to rules under the Exchange Act that require us either to pay the consideration offered or to return the tendered securities promptly after the termination or withdrawal of the tender offer.

          All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Except as may otherwise be determined by a court, our determination will be final and binding on all parties. Any Series A Shares withdrawn will be deemed not to have been validly tendered for purposes of the

Offer, and no consideration will be given, unless the Series A Shares so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn Series A Shares may be re-tendered by following the procedures described above under “The Offer—Procedure for Tendering” at any time prior to the Expiration Date.

          Neither we, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Series A Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer.

Source and Amount of Funds

          The Offer is not conditioned upon our receipt of financing. The cash component of the Offer Consideration will be funded by the Company from cash on hand.

Liquidity; Listing

          Following the completion of the Offer, the number of Series A Shares that are publicly traded may be reduced. Therefore, holders who choose not to tender their Series A Shares will own a greater percentage interest in our outstanding Series A Shares. This may reduce the volume of trading and make it more difficult to buy or sell significant amounts of Series A Shares without affecting the market price.

          The Series A Shares are currently listed and traded on the NYSE.

Appraisal Rights

          You do not have appraisal rights in connection with the Offer.

Certain Legal and Regulatory Matters

          Except as set forth in this Offer to Exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of Series A Shares. We intend to make all required filings under the Exchange Act.

Subsequent Repurchases of Shares of Series A Preferred Stock

          Whether or not the Offer is consummated, subject to applicable contractual restrictions, the terms of our charter and applicable law, we or our affiliates may from time to time acquire Series A Shares, other than pursuant to the Offer, through open market purchases, privately negotiated transactions, exchange offers, exercise of optional redemption rights, offers to purchase or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the amount to be paid pursuant to the Offer and could be paid in cash or other consideration not provided for in this Offer. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the date of termination of the Offer, neither we nor any of our affiliates will make any purchases of Series A Shares otherwise than pursuant to the Offer. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Depositary

          We have retained American Stock Transfer & Trust Company, LLC to serve as Depositary for the Offer. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer and reimburse it for its reasonable out-of-pocket expenses. We have separately retained American Stock Transfer & Trust Company, LLC to serve as the Series C Share Depositary. In that capacity, it will enter into a depositary agreement regarding the Depositary shares and will hold the Series C Shares underlying the Depositary Shares. We will pay the Series C Share Depositary reasonable and customary compensation for its services.

Information Agent

          MacKenzie Partners, Inc. is serving as Information Agent in connection with the Offer. The Information Agent will assist with the mailing of this Offer to Exchange and related materials to holders of Series A Shares, respond to inquiries of and provide information to holders of Series A Shares in connection with the Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Offer, and requests for assistance or for additional copies of this Offer to Exchange and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange.

Expenses

          We expect to incur reasonable and customary fees and expenses of approximately $0.8 million in connection with the Offer. We also will pay brokerage houses and other brokers, dealers, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer, the letter of transmittal and related documents to the beneficial owners of shares and in handling or forwarding tenders of shares by their customers.

          In connection with the Offer, some of our officers, directors or employees may solicit tenders of shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These officers, directors and employees will not be specifically compensated for these services.

          No brokerage commissions will be payable by tendering holders of shares to us, the Information Agent or the Depositary. Stockholders who tender their shares through a broker, dealer or other nominee should contact such institution as to whether it charges any service fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information known to us with respect to beneficial ownership of our Series A Shares as of August 7, 2012 by (i) each director, (ii) each executive officer, (iii) each person known to us to beneficially own more than five percent of the Series A Shares, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficially Ownership	Percent of Class

Philip Calian	5,000	*
David Contis	0	0%
Thomas Dobrowski	3,000	*
Thomas Heneghan	40,000	*
Ellen Kelleher	40,000	*
Roger Maynard	8,000	*
Marguerite Nader	16,000	*
Sheli Rosenberg	28,000	*
Howard Walker	4,000	*
Gary Waterman	40,000	*
Samuel Zell	188,000	2.35%

All directors and executive officers as a group (10 persons)	372,000	4.65%

*	Denotes less than 1%.
(1)	The address of each of the directors and executive officers is c/o Equity LifeStyle Properties, Inc. Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606.

Securities Transactions

There have been no transactions in the Series A Shares by the Company or its executive officers and directors in the 60 days preceding the date of this Offer to Exchange.

MARKET PRICE OF AND DIVIDENDS ON THE SERIES A SHARES

Series A Shares

          Prices of the Series A Shares may fluctuate significantly and holders are urged to obtain current information with respect to the market prices for the Series A Shares.

          Series A Shares are listed on the NYSE under the symbol “ELS-PA”. As of August 8, 2012, there were 8,000,000 Series A Shares outstanding. The holders of the Series A Shares are entitled to cumulative quarterly dividends equal to 8.034% of the $25.00 liquidation preference. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series A Shares:

	Stock Prices		Distributions

	High	Low

2012
July 1, 2012 to August 8, 2012 (1)	$26.10	$25.26	$0.000000
Second Quarter ended June 30, 2012	26.19	25.36	0.502125
First Quarter ended March 31, 2012	26.26	25.20	0.502125
2011
Fourth Quarter ended December 31, 2011	$25.50	$24.50	$0.502125
Third Quarter ended September 30, 2011	25.60	21.62	0.502125
Second Quarter ended June 30, 2011	25.74	24.75	0.502125
March 10, 2011 to March 31, 2011	24.91	24.50	0.156217

          On August 8, 2012, the closing sales price of Series A Shares on the NYSE was $25.26 per share.

(1)

On August 7, 2012, the Company declared a dividend of $0.502125 per Series A Share to holders of record on September 17, 2012 payable on September 28, 2012. Tendering holders of Series A Shares will not receive this dividend; however they will receive the cash component of the Offer Consideration.

COMPARISON OF RIGHTS BETWEEN THE SERIES A SHARES AND THE SERIES C SHARES AS
REPRESENTED BY THE DEPOSITARY SHARES

          The following briefly summarizes the material differences between the rights of holders of the Series A Shares and of holders of the Depositary Shares to be issued in the Offer. See “Description of Our Series C Shares” and “Description of Our Depositary Shares” for more information on the rights of the Series A Shares and the Series C Shares as represented by the Depositary Shares. The discussion below is a summary and is qualified in its entirety by reference to our charter (including the articles supplementary establishing each series of Preferred Stock), our bylaws, applicable Maryland law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between the Series A Shares and the Depositary Shares.

Distributions

          Series A Shares: Holders of Series A Shares are entitled to receive, when and as authorized by our Board, out of legally available funds, cumulative preferential cash distributions at a rate of 8.034%.

          Series C Shares: Holders of Series C Shares (and, therefore, of Depositary Shares) are entitled to receive, when and as authorized by our Board, out of legally available funds, cumulative preferential cash distributions at a rate of 6.75%.

Priority as to Distributions

          Series A Shares: When the distributions on the Series A Shares are not paid in full, all distributions authorized and declared on Series A Shares and all other classes of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series A Shares and such other classes or series of Parity Preferred Stock bear to each other.

          Series C Shares: When the distributions on the Depositary Shares are not paid in full, all distributions authorized and declared on Depositary Shares and all other classes of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the Depositary Shares and such other classes or series of Parity Preferred Stock bear to each other. Except as set forth in the previous sentence, no distributions are to be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made with respect to any Parity Preferred Stock unless all accumulated distributions have been paid in full or a sum sufficient for payment thereof has been set aside.

Redemption Rights

          Series A Shares: The Series A Shares are redeemable by us at any time upon not less than thirty (30) nor more than sixty (60) days written notice.

          Series C Shares: Except as described below, the Series C Shares (and, therefore, the Depositary Shares) are not redeemable by us until September 7, 2017 (a no-call period of approximately five years), and thereafter the Series C Shares (and, therefore the Depositary Shares) are redeemable by us at any time upon not less than thirty (30) nor more than sixty (60) days written notice.

          Additionally, the Series C Shares (and, therefore, the Depositary Shares) are redeemable by us within 120 days of the occurrence of a Change of Control Triggering Event upon not less than thirty (30) nor more than sixty (60) days written notice. If we exercise our right to redeem the Series C Shares (and, therefore, the Depositary Shares) following a Change of Control Triggering Event, holders of the Depositary Shares will not have the right to convert their shares into common shares or cash.

Conversion Rights Upon Change of Control Triggering Event

          Series A Shares: When determining the consideration to be paid in a Change of Control Triggering Event, the Share Cap for the Series A Shares is 0.8615 and the Exchange Cap is 6,892,000 Series A Shares.

          Series C Shares: When determining the consideration to be paid in a Change of Control Triggering Event, the Share Cap for the Series C Shares is 70.000 (0.7000 for the

Depositary Shares) and if all Series A Shares are exchanged, the Exchange Cap is 56,000 Series C Shares (5,600,000 Depositary Shares). In the event that less than all of the Series A Shares are tendered in the Offer, the Exchange Cap will be proportionately lowered. No stockholder approval is required on the conversion right for the Depositary Shares.

Voting Rights

          Series A Shares:

          So long as any Series A Shares are outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the Series A Shares, (i) designate or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series A Shares, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or any stock that purports to be on parity with the Series A Shares or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease our assets substantially as an entirety, to any corporation or other entity or (B) amend, alter or repeal the provisions of the our Charter (including the Articles Supplementary) or By-Laws in a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Shares.

          Notwithstanding the foregoing contained in clause (ii) above, we may (x) create additional classes and series of Parity Preferred Stock and stock ranking junior to the Series A Shares, (y) increase the authorized number of shares of Parity Preferred Stock and stock ranking junior to the Series A Shares, and (z) issue additional classes and series of Parity Preferred Stock and stock ranking junior to the Series A Shares to any of our “affiliates” (as such term is defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended), provided that any such Parity Preferred Stock or any stock which purports to be on parity with the Series A Shares is issued with the consent of the majority of independent directors of our Board.

          Series C Shares:

          So long as any Depositary Shares are outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the Depositary Shares, (i) amend, alter or repeal any of the provisions of, or add any provisions to the Articles Supplementary or our Charter or By-Laws, that materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Shares or the holders of the Depositary Shares, (ii) authorize, create, increase the authorized amount of, or issue shares of any class or series ranking senior to the Series C Shares or (iii) consolidate, merge into or with, or convey, transfer or lease our assets substantially as an entirety, to any corporation or other entity in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Shares or the holders of Depositary Shares

Information Rights

          Series A Shares: Holders of Series A Shares do not have information rights.

          Series C Shares: If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, holders of Depositary Shares are entitled to receive by mail copies of annual reports and quarterly reports in substantially the form that we would have been required to file with the SEC if we were subject to such rules.

DESCRIPTION OF OUR SERIES C SHARES

          The description of certain terms and provisions of our Series C Shares as represented by the Depositary Shares contained in this Tender Offer Statement is only a summary and does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, our charter, which includes the articles supplementary relating to the Series C Shares as represented by the Depositary Shares, and our bylaws and the Maryland General Corporation Law.

General

          Our charter provides that we may issue up to 10,000,000 shares of preferred stock, $0.01 par value per share. As of August 8, 2012, there were 8,000,000 Series A Shares outstanding. As described in detail in this Offer to Exchange under the heading “The Offer”, we are offering to acquire each Series A Share that is validly tendered in the Offer for the Offer Consideration consisting of (i) one newly issued Depositary Shares representing 1/100th of a Series C Share, plus (ii) cash in an amount equal to the amount of unpaid dividends accrued on such tendered Series A Share through and including the Expiration Date.

          Prior to the closing of this Offer, we will supplement our charter to re-classify any exchanged Series A Shares as authorized and unissued shares of preferred stock and designate up to 80,000 of such shares as Series C Shares and authorize the issuance thereof. When issued, our Series C Shares will be validly issued, fully paid and nonassessable. The holders of Series C Shares will have no preemptive rights with respect to our common stock or any of our other securities.

          Our Series C Shares will not be subject to any sinking fund and we will have no obligation to redeem or retire our Series C Shares. Unless converted by you in connection with a Change of Control Triggering Event (as defined below) or redeemed by us, our Series C Shares will have a perpetual term, with no maturity.

          The articles supplementary establishing our Series C Shares permit us to “reopen” this series, without the consent of the holders of our Series C Shares, in order to issue additional Series C Shares at any time or from time to time. Thus, we may in the future issue additional Depositary Shares representing 1/100 of a share of Series C Shares without your consent. Any additional Depositary Shares will have the same terms as the Depositary Shares being issued in this Offer. Any additional Depositary Shares will, together with the Depositary Shares being issued in this offering, constitute a single series of securities.

          Each Depositary Share represents 1/100 of a Series C Share. The Series C Shares will be deposited with the Depositary, under a deposit agreement among the Company, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary thereunder. The depositary receipts will evidence the Depositary Shares. Subject to the terms of the deposit agreement, each holder of a Depositary Receipt evidencing a Depositary Share will be entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Series C Shares (including distributions, voting, redemption and liquidation rights and preferences).

          Immediately following the issuance of the Series C Shares by us, we will deposit the Series C Shares with the Depositary, which will then issue and deliver the Depositary Receipts to us. We will, in turn, deliver the Depositary Receipts to the tendering holders of the Series A Shares whose Series A Shares have been accepted. Depositary Receipts will be issued evidencing only whole Depositary Shares.

Rank

          Our Series C Shares as represented by the Depositary Shares will rank (i) senior to all classes or series of common stock and to all classes or series of our equity securities now or hereafter authorized, issued or outstanding, other than any class or series of our equity securities expressly designated as ranking on a parity with, or senior to, the Series C Shares, and (ii) junior to all of our existing and future indebtedness, in each case as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of our company. While any of our Series C Shares are outstanding, we may not authorize or create any class or series of stock that ranks senior to our Series C Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Depositary Shares voting as a single class. However, subject to certain conditions, we may create additional classes or series of stock, amend our charter to increase the authorized number of preferred stock or issue of any class or series of stock designated by our company to rank on parity with, or junior to, the Series C Shares with respect to the distributions, liquidation dissolution or winding up of our company, or the Parity Preferred Stock, without the consent of any holder of Depositary Shares. “Parity Preferred Stock” is used herein to refer to any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on parity with the Series A Shares or Series C Shares. See “— Voting Rights” below.

Distributions

          Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions and holders of preferred stock ranking senior to the Series C Shares as represented by the Depositary Shares as to payment of distributions, holders of Depositary Shares will be entitled to receive, when, as and if declared by our company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 6.75% of the $25.00 liquidation preference per Depositary Share (or $2,500.00 per Series C Share). All distributions shall be cumulative, shall accumulate from the calendar day immediately following the Expiration Date and shall be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2012 and (ii) in the event of a redemption, on the redemption date (each such payment or redemption date, a Preferred Stock Distribution Payment Date). The amount of the distribution payable for any period will be computed based on the ratio of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a period to 90 days. Distributions on the Depositary Shares will be made to the holders of record of the Depositary Shares on the relevant record dates, which, unless otherwise provided by our company with respect to any distribution, will be fifteen business days prior to the relevant Preferred Stock Distribution Payment Date, each a Distribution Record Date. “Business Day” means each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

          No distributions on the Depositary Shares shall be declared or paid or set apart for payment by our company at such time as the terms and provisions of any agreement of our company, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

          Notwithstanding the foregoing, distributions on the Depositary Shares will accumulate, whether or not declared, whether or not the terms and provisions set forth in the applicable section of the articles supplementary at any time prohibit the current payment of distributions, whether or not our company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accumulated but unpaid distributions on the Depositary Shares will accumulate from the original date of issuance or the last Preferred Stock Distribution Payment Date on which all accumulated distributions were paid. Accumulated and unpaid distributions will not bear interest.

          So long as any Depositary Shares are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of common stock or any class or series of other stock of our company ranking junior to the Series C Shares as as to the payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up, or the Junior Stock, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Junior Stock, unless, in each case, all distributions accumulated on all Depositary Shares and all classes and series of outstanding Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) have been paid in full (or a sum sufficient for the full payment is irrevocably deposited in trust for immediate payment). The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into stock of our company ranking junior to the Series C Shares as to distributions and upon liquidation, dissolution or winding up, (iii) purchase by our company of the Series C Shares (and, therefore, the Depositary Shares), Parity Preferred Stock or Junior Stock pursuant to Article VII of our charter to the extent required to preserve our status as a REIT, (iv) redeeming, purchasing or otherwise acquiring any Parity Preferred Stock, in each case, to the extent required to preserve the our status as a REIT, (v) any distributions by us necessary for us to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or (vi) the purchase, redemption or other acquisition of Junior Stock made for purposes of, and in compliance with, requirements of an employee incentive or benefit plan of our company or any subsidiary of the Operating Partnership or us.

          So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Depositary Shares, all distributions authorized and declared on the Depositary Shares and all classes or series of outstanding Parity Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per Depositary Share and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the Depositary Shares and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other. Except as set forth in the preceding sentence, unless distributions on the Depositary Shares equal to the full amount of accrued and unpaid distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights).

          Holders of Series C Shares shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

Liquidation Preference

          Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our company and subject to holders of preferred stock ranking senior to the Series C Shares as represented by the Depositary Shares with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Depositary Shares shall be entitled to receive out of the assets of our company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of our company, but before any payment or distributions of the assets shall be made to holders of common stock or any other class or series of stock of our company that ranks junior to the Series C Shares as represented by the Depositary Shares as to rights upon liquidation, dissolution or winding up of our company, an amount equal to the sum of (i) a liquidation preference of $2,500.00 per Series C Share (or $25.00 per Depositary Share) and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Depositary Shares and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding up of our company, all payments of liquidating distributions on the Depositary Shares and such Parity Preferred Stock shall be made so that the payments on the Depositary Shares and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series C Shares as represented by the Depositary Shares and such Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding up of our company bear to each other.

          After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Depositary Shares will have no right or claim to any of the remaining assets of our company.

          The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of our company to, or the consolidation or merger or other business combination of our company with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into our company) shall not be deemed to constitute a liquidation, dissolution, or winding up of our company.

Optional Redemption

          Except as set forth below in “—Special Optional Redemption Right,” the Series C Shares (and, therefore, the Depositary Shares) shall not be redeemable by us prior to September 7, 2017 (a no-call period of approximately five years). On or after September 7, 2017 we, at our option, may redeem Series C Shares, in whole or from time to time in part, at a redemption price, or the Redemption Price, payable in cash, equal to $2,500.00 per Series C Share (or $25.00 per Depositary Share) plus accumulated and unpaid distributions, whether or not declared, to, but not including, the date of redemption, or the Redemption Right. Each date fixed for redemption pursuant to this paragraph is called a Redemption Date. In the event of a redemption of Series C Shares (and, therefore, the Depositary Shares), if the Redemption Date occurs after a Distribution Record Date and on or prior to the related Preferred Stock Distribution Payment Date, the distribution payable on such Preferred Stock Distribution Payment Date in respect of such shares of stock called for redemption shall be payable on such Distribution Payment Date to the holders of record at the close of business on such Distribution Record Date and shall not be payable as part of the Redemption Price for such shares.

          If we exercise our Redemption Right after the occurrence of a Change of Control Triggering Event and prior to the close of business on the Change of Control Conversion Date (as defined below), you will not have the conversion rights described under “— Conversion Rights” below with respect to the Series C Shares to be redeemed. If fewer than all of the outstanding Series C Shares (and, therefore, the Depositary Shares) are to be redeemed, the Series C Shares (and, therefore, the Depositary Shares) to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares), subject to the conventions of The Depository Trust Company, or DTC, for redemption of book-entry securities. Further, in order to ensure that we remain a qualified REIT for federal income tax purposes, the Depositary Shares will also be subject to the provisions of Article VII of our charter.

General Provisions Applicable to Optional Redemption

          We may not redeem fewer than all of the outstanding Series C Shares (and, therefore, the Depositary Shares) and Parity Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Depositary Shares and Parity Preferred Stock for all quarterly distribution periods terminating on or prior to the Redemption Date; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series C Shares (and, therefore, the Depositary Shares) or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Depositary Shares and Parity Preferred Stock, as the case may be, which offer may be accepted by such holders in such holders’ sole discretion or (ii) the purchase, redemption or other acquisition by us of Series C Shares (and, therefore, the Depositary Shares) to the extent required to preserve the Company’s status as a REIT.

          Notice of redemption will be (i) faxed, and (ii) mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Depositary Shares to be redeemed at their respective addresses as they appear on our transfer records. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series C Shares (and, therefore, the Depositary Shares) except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Depositary Shares may be listed or admitted to trading, each such notice shall state: (i) the Redemption Date, (ii) the Redemption Price, (iii) the number of Series C Shares (and, therefore, the Depositary Shares) to be redeemed, (iv) the place or places where such Depositary Shares are to be surrendered for payment of the Redemption Price, (v) that distributions on the Depositary Shares to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the Redemption Price (including any accumulated and unpaid distributions) will be made upon presentation and surrender of such Depositary Shares. If fewer than all of the Depositary Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Depositary Shares held by such holder to be redeemed.

          If we give a notice of redemption in respect of Series C Shares (and, therefore, the Depositary Shares) (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, we will deposit irrevocably in trust for the benefit of the Series C Shares (and, therefore, the Depositary Shares) being redeemed, funds sufficient to pay the applicable redemption price (including any accumulated and unpaid distributions), on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price (including any accumulated and unpaid distributions), whether or not declared, if any, on the shares to the holders of the Depositary Shares upon surrender of the Depositary Shares by the holders at the place designated in the notice of redemption. If fewer than all of the Depositary Shares evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Depositary Shares, evidencing the unredeemed Series C Shares (and, therefore, the Depositary Shares) without cost to the holder thereof. On and after the Redemption Date, distributions will cease to accumulate on the Depositary Shares or portions thereof called for redemption, unless we default in the payment of the distributions. If payment of the Redemption Price (including any accumulated and unpaid distributions) in respect of the Series C Shares (and, therefore, the Depositary Shares) is improperly withheld or otherwise not paid by us, distributions on the Depositary Shares will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price (including any accumulated and unpaid distributions).

          Any Series C Shares (and, therefore, the Depositary Shares) that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to class or series until such shares are once more designated as part of a particular class or series of stock by our board of directors.

Special Optional Redemption Right

          Upon the occurrence of a Change of Control Triggering Event (as defined below), we will have the option upon not less than thirty (30) nor more than sixty (60) days’ written notice mailed by us, postage pre-paid, prior to the Redemption Date and addressed to the holders of record of the Depositary Shares to be redeemed at their respective addresses as they appear on our share transfer records, to redeem the Series C Shares (and, therefore, the Depositary Shares), in whole or in part within 120 days after the first date on which such Change of Control Triggering Event occurred, for cash at $2,500.00 per Series C Share (or $25.00 per Depositary Share) plus accrued and unpaid distributions, if any, to, but not including, the Redemption Date, or the Special Optional Redemption Right. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of Series C Shares (and, therefore, the Depositary Shares) except as to the holder to whom notice was defective or not given. If we exercise our Special Optional Redemption Right after the occurrence of a Change of Control Triggering Event and prior to the close of business on the Change of Control Conversion Date holders of Depositary Shares will not have the conversion rights described in “―Conversion Rights” hereof with respect to the Series C Shares (and, therefore, the Depositary Shares) to be redeemed.

General Provisions Applicable to Special Optional Redemption

          In addition to any information required by law or by the applicable rules of any exchange upon which the Depositary Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series C Shares (and, therefore, the Depositary Shares) to be redeemed; (iv) the place or places where such Depositary Shares are to be surrendered for payment of the Redemption Price; (v) that the Series C Shares (and, therefore, the Depositary Shares) are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control Triggering Event and a brief description of the transaction or transactions constituting such Change of Control Triggering Event; (vi) that holders of Depositary Shares to which the notice relates will not be able to tender such Depositary Shares for conversion in connection with the Change of Control Triggering Event and each Depositary Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related Redemption Date instead of converted on the Change of Control Conversion Date; (vii) that distributions on the Depositary Shares to be redeemed will cease to accumulate on such Redemption Date; and (viii) that payment of the Redemption Price (including any accumulated and unpaid distributions) will be made upon presentation and surrender of the Depositary Shares. If fewer than all of the Depositary Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Depositary Shares held by such holder to be redeemed.

          If fewer than all of the outstanding Series C Shares (and, therefore, the Depositary Shares) are to be redeemed pursuant to the Special Optional Redemption Right, the shares shall be redeemed pro rata in proportion to the numbers of Depositary Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the board of directors may determine. If fewer than all of the Series C Shares (and, therefore, the Depositary Shares) represented by any certificate (which may include a global certificate) are redeemed, then a new certificate (including, if appropriate, a new global certificate) representing the unredeemed Series C Shares (and, therefore, the Depositary Shares) shall be issued without cost to the holders thereof. If such redemption is to be by lot and, as a result of such redemption, any holder of Depositary Shares would become a holder of a number of Depositary Shares in excess of the Existing Holder Limit (as defined in the Charter) because such holder’s Depositary Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in our Charter, we will redeem the requisite number of Depositary Shares of such holder such that no holder will hold in excess of the Existing Holder Limit subsequent to such redemption.

          Immediately prior to any redemption of Series C Shares (and, therefore, the Depositary Shares) pursuant to the Special Optional Redemption Right, we shall pay, in cash, any accrued and unpaid distributions to, but not including, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Preferred Stock Distribution Payment Date, in which case each holder of Depositary Shares at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Preferred Stock Distribution Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such shares before such Distribution Payment Date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Depositary Shares for which a notice of redemption has been given.

          If we shall so require and the notice shall so state, on or after the Redemption Date, each holder of Depositary Shares to be redeemed shall present and surrender the certificates evidencing such Depositary Shares, to the extent such shares are certificated, to us at the place designated in the notice of redemption and thereupon the Redemption Price of such shares (including all accrued and unpaid distributions to, but not including, the Redemption Date) shall be paid to, or on the order of, the person whose name appears on such certificate evidencing such Depositary Shares as the owner thereof, and each surrendered certificate shall be canceled. If fewer than all the shares evidenced by any such certificate evidencing Depositary Shares are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the Depositary Shares to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of DTC and no further action on the part of the holders of such shares shall be required.

          From and after the Redemption Date (unless we default in payment of the Redemption Price), all distributions on the Depositary Shares designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid distributions to, but not including, the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with our consent) on our stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At our election, we, prior to a Redemption Date, may irrevocably deposit the Redemption Price (including accrued and unpaid distributions to, but not including, the Redemption Date) of the Series C Shares (and, therefore, the Depositary Shares) so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Depositary Shares to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require such holders to surrender the certificates evidencing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the Redemption Price (including all accrued and unpaid distributions to, but not including, the Redemption Date). Any monies so deposited which remain unclaimed by the holders of the Depositary Shares to be redeemed at the end of two years after the Redemption Date shall be returned by such bank or trust company to us.

          We may not redeem fewer than all of the outstanding Series C Shares (and, therefore, the Depositary Shares) and Parity Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Depositary Shares and Parity Preferred Stock for all quarterly distribution periods terminating on or prior to the Redemption Date; provided, however, that the foregoing shall not prevent (i) the purchase or acquisition of Series C Shares (and, therefore, the Depositary Shares) or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Depositary Shares and Parity Preferred Stock, as the case may be, which offer may be accepted by such holders in such holders’ sole discretion or (ii) the purchase, redemption or other acquisition by us of Series C Shares (and, therefore, the Depositary Shares) to the extent required to preserve our status as a REIT. In addition, unless full cumulative distributions on all Depositary Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then-current distribution period, we shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series C Shares (and, therefore, the Depositary Shares) (except by conversion into or exchange for equity securities of ours ranking junior to the Series C Shares as represented by the Depositary Shares as to distributions and upon liquidation; provided, however, that the foregoing shall not prevent any purchase, redemption or other acquisition of Series C Shares for the purpose of preserving our qualification as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Depositary Shares).

          Any Series C Shares (and, therefore, the Depositary Shares) that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the board of directors.

Change of Control Triggering Event

          As used in this Tender Offer Statement, the following terms shall have the following meanings:

          The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which we provide to holders of Depositary Shares a notice of occurrence of the Change of Control Triggering Event.

A “Change of Control Triggering Event” will be deemed to have occurred at such time after the original issuance of the Depositary Shares when the following has occurred:

          (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

          (ii) following the closing of any transaction referred to in clause (i) above, neither we nor the acquiring or surviving entity has a class of common securities listed on the NYSE, NYSE Amex, or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.

          The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control Triggering Event by holders of shares of our common stock is solely cash, the amount of cash consideration per share of common stock being paid to holders of shares of our common stock in connection with the Change of Control Triggering Event, and (ii) if the consideration to be received in the Change of Control Triggering Event by holders of our shares of common stock is other than solely cash, the average of the closing price per share of common stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control Triggering Event.

Conversion Rights

          Upon the occurrence of a Change of Control Triggering Event, each holder of Depositary Shares will have the right, subject to our exercise of our Redemption Right or Special Optional Redemption Right, to convert some or all of the Depositary Shares held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date into consideration (the “Change of Control Consideration”) based upon the product (the “Calculated Amount”) that results from multiplying such holder’s number of Depositary Shares being so converted by the lesser of:

          (A) the quotient obtained by dividing (i) the sum of (x) $2,500.00 (or $25.00 per Depositary Share) plus (y) an amount equal to any accumulated and unpaid distributions on one Series C Share (or one Depositary Share), whether or not declared, to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Depositary Shares distribution and prior to the corresponding Depositary Shares distribution date, in which case the amount pursuant to this subclause (i)(y) shall equal $0.00 in respect of such distribution), by (ii) the Common Stock Price (such quotient, the “Conversion Rate”), and

(B) 70.000 (0.7000 per Depositary Share).

          Each holder of Depositary Shares who chooses to exercise the Change of Control Conversion Right (subject to our exercise of our optional redemption right) will receive Change of Control Consideration comprising a number of shares of common stock equal to the Calculated Amount, subject to receipt of Alternative Conversion Consideration (as defined and further disclosed below), to the extent applicable.

          The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock distribution), subdivisions or combinations (in each case, a “Stock Split”) with respect to our shares of common stock as follows: the adjusted Share Cap as the result of a Stock Split will be the number of our shares of common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Stock Split multiplied by (ii) a fraction, the numerator of which is the number of our shares of common stock outstanding after giving effect to such Stock Split and the denominator of which is the number of our shares of common stock outstanding immediately prior to such Stock Split.

          For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our shares of common stock (or equivalent cash amount and/or Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 56,000 (or 5,600,000 for the Depositary Shares) shares of common stock (or equivalent cash amount and/or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). In the event that less than all of the Series A Shares are exchanged, the Exchange Cap will be proportionately lowered. The Exchange Cap is subject to pro rata adjustments for any Stock Splits with respect to shares of our common stock as follows: the adjusted Exchange Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Stock Split multiplied by (ii) a fraction, the numerator of which is the number of our shares of common stock outstanding after giving effect to such Stock Split and the denominator of which is the number of our shares of common stock outstanding immediately prior to such Stock Split.

          In the case of a Change of Control Triggering Event as a result of which holders of our shares of common stock are entitled to receive consideration other than solely our shares of common stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our shares of common stock (the “Alternative Form Consideration”), a holder of Depositary Shares will be entitled thereafter to convert (subject to our exercise of our optional redemption right) such Depositary Shares not into our shares of common stock (or calculated cash equivalent, as applicable) but solely into the kind and amount of Alternative Form Consideration which the holder of Depositary Shares would have owned or been entitled to receive upon the Change of Control Triggering Event if such holder of Depositary Shares held the Change of Control Consideration immediately prior to the effective time of the Change of Control Triggering Event (the “Alternative Conversion Consideration,” and the Change of Control Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control Triggering Event, is referred to as the “Conversion Consideration”).

          If the holders of our shares of common stock have the opportunity to elect the form of consideration to be received in the Change of Control Triggering Event, we will make adequate provisions whereby the holders of Depositary Shares will have a reasonable opportunity to determine the form of consideration into which all of the Depositary Shares, treated as a single class, will be convertible from and after the effective date of the Change of Control Triggering Event. This determination will be based on the weighted average of elections made by the holders of Depositary Shares who participate in the determination, will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control Triggering Event, and will be conducted in such a manner as to be completed by the Change of Control Conversion Date.

          We will not issue fractional shares of common stock upon the conversion of our Depositary Shares. Instead, we will pay the cash value of such fractional shares.

          Within 15 days following the occurrence of a Change of Control Triggering Event, we will provide to holders of Depositary Shares a notice of occurrence of the Change of Control Triggering Event that describes the resulting Change of Control Conversion Right and our right to exercise our optional redemption right. This notice must state:

•	the events constituting the Change of Control Triggering Event;

•	the date of the Change of Control Triggering Event;

•	the last date on which the holders of Depositary Shares may exercise their Change of Control Conversion Right;

•	that we may elect to exercise our optional redemption right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date, which will be a business day;

•	the type and amount of Conversion Consideration (and/or the type and amount of Alternative Conversion Consideration) entitled to be received per Depositary Share;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Depositary Shares must follow to exercise their Change of Control Conversion Right.

          We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Depositary Shares.

          To exercise their Change of Control Conversion Right, holders of Depositary Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Depositary Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of Depositary Shares to be converted into Conversion Consideration; and

•	that the Depositary Shares are to be converted into Conversion Consideration pursuant to the applicable provisions of the Depositary Shares.

          Holders of Depositary Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn Depositary Shares;

•	if certificated Depositary Shares have been issued, the certificate numbers of the withdrawn Depositary Shares; and

•	the number of Depositary Shares, if any, which remain subject to the conversion notice.

          Notwithstanding the foregoing, if the Depositary Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC. Depositary Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless we have elected or we elect to redeem the Series C Shares (and, therefore, the Depositary Shares) by exercising our Redemption Right or Special Optional Redemption Right by sending the required notice prior to the close of business on the Change of Control Conversion Date. If we elect to redeem Series C Shares (and, therefore, the Depositary Shares) that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series C Shares (and, therefore, the Depositary Shares) will not be so converted and the holders of such shares will be entitled to receive $2,500.00 per Series C Share (or $25.00 per Depositary Share), plus any accumulated and unpaid distributions thereon, whether or not declared, to, but not including, the Redemption Date.

          In connection with the exercise of any Change of Control Conversion Right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series C Shares (and, therefore, the Depositary Shares) into shares of common stock. Notwithstanding any other provision of our Series C Shares as represented by Depositary Shares, no holder of our Depositary Shares will be entitled to convert such Depositary Shares for our shares of common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter and the Articles Supplementary setting forth the terms of the Series C Shares. See “— Ownership and Transfer Restrictions,” below.

          Subject to the other restrictions on ownership and transfer set forth in our charter, our board of directors will exempt (prospectively or retroactively) a person from the Series C Shares (and, therefore, the Depositary Shares) ownership limit if the ownership of Depositary Shares in excess of such limit is solely the result of a conversion of some Depositary Shares to shares of common stock pursuant to the Change of Control Conversion Right and would not prevent us from preserving our status as a REIT.

          These Change of Control Triggering Event conversion features may make it more difficult for or discourage a party from taking over our company. See “Certain Factors.” We are not aware, however, of any specific effort to accumulate our shares with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise.

Voting Rights

          Holders of our Depositary Shares will not have any voting rights, except as set forth below.

          If at any time full distributions shall not have been timely made on our Depositary Shares with respect to any six prior quarterly distribution periods, whether or not consecutive, which we refer to as a Preferred Distribution Default, the holders of the Depositary Shares, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to serve on our board of directors, or the Preferred Stock Directors, at a special meeting called by the holders of record of at least 33% of the outstanding Depositary Shares or any such class or series of such Parity Preferred Stock or at the next annual meeting of our stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such accumulated distributions in arrears and distributions for the then current quarterly period on the Depositary Shares and each class or series of such Parity Preferred Stock have been paid in full.

          At any time when the voting rights shall have vested, a proper officer of our company shall call or cause to be called, upon written request of the holders of record of at least 33% of the outstanding Depositary Shares, a special meeting of the holders of Depositary Shares and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, or, collectively, the Parity Securities, by mailing or causing to be mailed to the holders a notice of such special meeting to be held not less than 10 and not more than 45 days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at the special meeting will be the close of business on the third Business Day preceding the day on which the notice is mailed. At any special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two directors on the basis of one vote per Depositary Share of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid distributions) and not cumulatively. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Depositary Shares shall be entitled to vote will be given to the holders at their addresses as they appear in our transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority of the Parity Securities then outstanding present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before the special meeting has been held, we shall, as soon as practicable after such termination, mail or cause to be mailed notice of the termination to holders of the Depositary Shares that would have been entitled to vote at the special meeting.

          If and when all accumulated distributions in arrears and distributions for the then current distribution period on the Depositary Shares shall have been paid in full or a sum sufficient for the payment is irrevocably deposited in trust for payment, the holders of the Depositary Shares shall be divested of the voting rights as described in this section (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Depositary Shares when they have the voting rights set forth as described in this section (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Depositary Shares when they have the voting rights set forth in this section (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

          So long as any Depositary Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by our Charter, the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Depositary Shares voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i) Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, our Articles Supplementary, the Charter or the By-Laws that materially and adversely affects the powers, special rights, preferences, privileges or voting power of the Series C Shares or the holders of the Depositary Shares; provided, however, that the amendment of or supplement to the provisions of our Charter to authorize, create, increase or decrease the authorized amount of, or to issue Junior Stock, Series C Shares as represented by the Depositary Shares or any class of Parity Preferred Stock shall not be deemed to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Shares or the holders of Depositary Shares; or

          (ii) The authorization, creation of, increase in the authorized amount of, or issuance of shares of any class or series of shares ranking senior in preference or priority to the Series C Shares as represented by the Depositary Shares with respect to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding-up or any security convertible or exchangeable into shares of any class or series of shares ranking senior in preference or priority to the Series C Shares as represented by the Depositary Shares with respect to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding-up (whether or not such class or series of shares ranking senior in preference or priority to the Series C Shares is currently authorized); or

          (iii) The consolidation, merger into or with, or conveyance, transfer or lease of our assets substantially as an entirety, to any corporation or other entity in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Shares or the holders of Depositary Shares; provided, however, that with respect to the occurrence of a merger, consolidation or a sale, transfer or lease of all or our assets as an entirety, so long as (a) the Company is the surviving entity and the Series C Shares as represented by the Depositary Shares remain outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series C Shares as represented by the Depositary Shares other preferred stock having substantially the same terms and same rights as the Series C Shares as represented by the Depositary Shares, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Depositary Shares.

          For purposes of the foregoing provisions and all other voting rights under the Articles Supplementary, each Depositary Shares shall have one (1) vote per Depositary Share, except that when any other class or series of preferred shares of ours shall have the right to vote with the Depositary Shares as a single class on any matter, then the Depositary Shares and such other class or series shall have with respect to such matters one quarter of one vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Depositary Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any action by us.

Information Rights

          During any distribution period (other than a distribution period during which any Series C Shares (and, therefore, Depositary Shares) are redeemed pursuant to “―Optional Redemption” which shall end on and include the Redemption Date with respect to the Series C Shares (and, therefore, Depositary Shares) being redeemed) in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and any Depositary Shares are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of any Depositary Shares, without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC, pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such rules (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the

Depositary Shares. We will mail (or otherwise provide) the reports to the holders of the Depositary Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

Ownership and Transfer Restrictions

          The Series C Shares as represented by the Depositary Shares shall be subject to the provisions of Article VII of our charter.

Sinking Fund

          No sinking fund shall be established for the retirement or redemption of Series C Shares (and, therefore, the Depositary Shares).

Preemptive Rights

          No holders of the Depositary Shares shall, as the holders, have any preemptive rights to purchase or subscribe for shares of common stock or any other security of our company.

Listing

          We intend to file an application to list our Depositary Shares on the NYSE under the symbol “ELS-PC” We expect trading of the Depositary Shares on the NYSE, if listing is approved, to commence within 30 days after the date of initial delivery of the shares.

Book-Entry Procedures

          The Depository Trust Company, which we refer to herein as DTC, will act as securities depositary for our Depositary Shares. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Depositary Shares. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for our Series C Shares that you purchase, unless DTC’s services are discontinued as described below.

          Title to book-entry interests in our Depositary Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in our Depositary Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of our Depositary Shares.

          DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

          When you purchase our Depositary Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for our Depositary Shares on DTC’s records. You, as the actual owner of our Depositary Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Depositary Shares are credited.

          You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased our Depositary Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

          Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

          Any redemption notices with respect to the Depositary Shares will be sent to Cede & Co. If less than all of the Depositary Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Depositary Shares in accordance with its procedures.

          In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to our Depositary Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts our Depositary Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

          Distributions on our Depositary Shares will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

          Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

          DTC may discontinue providing its services as securities depositary with respect to our Depositary Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to our Depositary Shares. In that event, we will print and deliver certificates in fully registered form for our Depositary Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue our Depositary Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

          According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

          Initial settlement for our Depositary Shares will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Transfer Agent, Registrar, Distribution Disbursing Agent and Redemption Agent

          The transfer agent, registrar, distribution disbursing agent and redemption agent for our Depositary Shares is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF OUR DEPOSITARY SHARES

          We have elected to offer the Depositary Shares rather than full Series C Shares. Each of the Depositary Shares represents ownership of and entitlement to all rights and preferences of 1/100 of a Series C Share, including distributions, voting, redemption and liquidation rights. The Series C Shares represented by the Depositary Shares will be deposited with the Depositary, under a deposit agreement, among the Company, the Depositary and the holders of the Depositary Receipts issued by the Depositary thereunder. Certificates evidencing the Depositary Shares will be delivered to those persons purchasing the Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of the Depositary Receipts agree to be bound by the deposit agreement, which will require holders to take actions, such as filing proof of residence and paying charges.

          The summary of terms of the Depositary Shares contained in this Tender Offer Statement does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, our articles of incorporation and the articles supplementary for the Series C Shares. All material terms of the Depositary Shares are described in this Tender Offer Statement.

Distributions

          The Depositary will distribute all cash dividends or other cash distributions received in respect of the Series C Shares represented by the Depositary Shares to the record holders of the Depositary Receipts in proportion to the number of the Depositary Shares owned by those holders on the relevant record date, which will be the same date as the record date fixed by the Company for the Series C Shares. The Depositary, however, will distribute only an amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of the Depositary Receipts then outstanding.

          In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of the Depositary Receipts so entitled, in proportion, as nearly as may be practicable, to the number of the Depositary Shares owned by those holders on the relevant record date, unless the Depositary determines, after consultation with us that it is not feasible to make the distribution, in which case the Depositary may, with our approval, adopt any other method for that distribution as it deems equitable and appropriate, including the sale of the property, at place or places and upon terms that it may deem equitable and appropriate, and distribution of the net proceeds from that sale to the holders.

          No distribution will be made in respect of any Depositary Share to the extent that it represents any Series C Shares converted into excess stock.

Liquidation Preference

          In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to $25.00 per share.

Redemption

          The Series C Shares represented by the Depositary Shares are redeemable at the option of the Company on or after September 7, 2017 (a no-call period of approximately five years). Whenever the Company redeems the Series C Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the redeemed Series C Shares. The Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Series C Shares. The Depositary will mail the notice of redemption promptly upon receipt of notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Series C Shares and the Depositary Shares to the record holders of the Depositary Receipts.

Voting

          Promptly upon receipt of notice of any meeting at which the holders of the Series C Shares are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Receipts as of the record date for the meeting. Each record holder of the Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of Depositary Shares represented by the record holder’s Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the Series C Shares represented by the Depositary Shares in accordance with those instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Series C Shares to the extent that it does not receive specific instructions from the holders of the Depositary Receipts.

Withdrawal of Series C Shares

          Upon surrender of the Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the deposit agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Series C Shares and all money and other property, if any, represented by the Depositary Shares. Partial Series C Shares will not be issued. If the Depositary Receipts delivered by the holder evidence a number of the Depositary Shares in excess of the number of the Depositary Shares representing the number of whole Series C Shares to be withdrawn, the Depositary will deliver to that holder at the same time a new Depositary Receipt evidencing the excess number of the Depositary Shares. Holders of Series C Shares that are withdrawn will not thereafter be entitled to deposit their Series C Shares under the deposit agreement or to receive the Depositary Receipts evidencing their Depositary Shares.

Amendment and Termination of Deposit Agreement

          The form of the Depositary Receipts evidencing the Depositary Shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of the Depositary Shares, other than any change in fees, will not be effective unless that amendment has been approved by at least a majority of the Depositary Shares then outstanding. No amendment to the deposit agreement may impair the right, subject to the terms of the deposit agreement, of any owner of any Depositary Shares to surrender the Depositary Receipts evidencing their Depositary Shares with instructions to the Depositary to deliver to the holder the Series C Shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

          The deposit agreement will be permitted to be terminated by us upon not less than 30 days prior written notice to the Depositary if:

•	termination is necessary to preserve the Company’s status as a REIT, or

•

a majority of the Series C Shares affected by termination consents to termination, whereupon the Depositary will be required to deliver or make available to each holder of the Depositary Receipts, upon surrender of the Depositary Receipts held by that holder, the number of whole or fractional shares of Series C Shares represented by the Depositary Shares evidenced by those Depositary Receipts together with any other property held by the Depositary with respect to those Depositary Receipts.

          The Company will agree that if the deposit agreement is terminated to preserve its status as REIT, then the Company will use its best efforts to list the Series C Shares issued upon surrender of the Depositary Shares on a national securities exchange.

In addition, the deposit agreement will automatically terminate if:

•	all outstanding Depositary Shares thereunder shall have been redeemed,

•

there shall have been a final distribution in respect of the Series C Shares in connection with any liquidation, dissolution or winding up of the Company and that distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing the Series C Shares, or

•	each Series C Share has been converted into the stock of the Company not represented by the Depositary Shares.

Charges of the Depositary

          The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Series C Shares and initial issuance of the Depositary Shares, and redemption of the Series C Shares and all withdrawals of Series C Shares by owners of the Depositary Shares. Holders of the Depositary Receipts will pay transfer, income and other taxes and governmental charges and other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer the Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by those Depositary Receipts if those charges are not paid.

Miscellaneous

          The Depositary will forward to the holders of the Depositary Receipts all reports and communications from the Company that are delivered to the Depositary and which the Company is required to furnish to the holders of the Series C Shares. In addition, the Depositary will make available for inspection by holders of the Depositary Receipts at the principal office of the Depositary, and at other places as it may from time to time deem advisable, any reports and communications received from the Company that are received by the Depositary as the holder of the Series C Shares.

          Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the deposit agreement to holders of the Depositary Receipts other than for its negligence or wilful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the Company and the Depositary under the deposit agreement will be limited to performance in good faith of their duties under the deposit agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Series C Shares unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of the Depositary Receipts or other persons believed in good faith to be competent to give that information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

          In the event the Depositary receives conflicting claims, requests or instructions from any holders of the Depositary Receipts, on the one hand, and the Company on the other hand, the Depositary will be entitled to act on those claims, requests or instructions received from the Company.

Resignation and Removal of the Depositary

          The Depositary may resign at any time by delivering notice of its election to do so, and the Company may at any time remove the Depositary. Any resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of the appointment. The successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States America and having a combined capital and surplus of at least $150,000,000.

Federal Income Tax Consequences

          Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Series C Shares represented by Depositary Shares. Accordingly, those owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of the Series C Shares. In addition,

•	no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of the Series C Shares in exchange for Depositary Shares,

•	the tax basis of each Series C Share to an exchanging owner of the Depositary Shares will, upon exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and

•	the holding period for the Series C Shares in the hands of an exchanging owner of the Depositary Shares will include the period during which that person owned those Depositary Shares.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws contains the material terms of our charter and our bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and bylaws.

Classification of Board of Directors

          Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than 15. All directors are elected to serve until the next annual meeting of our stockholders and until their successors are duly elected and qualify. Any vacancy on our board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Our stockholders may elect a successor to fill a vacancy on our board which results from the removal of a director. NYSE rules and our guidelines on corporate governance provide that a majority of our board of directors must be independent directors.

Removal of Directors

          Our charter provides that a director may be removed only for cause and only by the affirmative vote of two-thirds of all the votes entitled to be cast for the election of our directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, will preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon a substantial affirmative vote.

Limitation of Liability and Indemnification

          The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Article IX of our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

          Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner, employee or trustee of any other corporation, partnership, joint venture, employee benefit plan or other enterprise, or whether conducted for profit or not. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include reasonable expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

          The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Indemnification Agreements

          We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all reasonable related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all reasonable expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

Maryland Business Combination Act

          The MGCL establishes special requirements for “business combinations” between a Maryland corporation and “interested stockholders” unless exemptions are applicable. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless our board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•

66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

          Our board of directors has adopted a resolution exempting from the provisions of the MGCL any business combination with Mr. Samuel Zell, who is the chairman of the board of directors of our company, certain holders of operating partnership units who received them at the time of our initial public offering, the General Motors Hourly Rate Employees Pension Trust and the General Motors Salaried Employees Pension Trust, and our officers who acquired common stock at the time we were formed and each and every affiliate of theirs. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors. This permits the board of directors to determine whether alteration or repeal is in the best interests of our company and its stockholders without the delay inherent in taking such a determination to a stockholder vote. If such resolution is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders’ best interests.

Maryland Control Share Acquisitions Act

          The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more, but less than one-third; (2) one-third or more, but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

          The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our charter or bylaws of the corporation.

          Article II Section 9 of our bylaws contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Anti-Takeover Effect of Certain Provisions of Maryland Law

          The business combination provisions and the control share acquisition provisions of the Maryland corporation law could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for stockholders or otherwise be in their best.

Amendment to the Charter

          Except as provided below, our charter, including its provisions on removal of directors may be amended only if approved by our stockholders by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. Unless our charter provides otherwise, amendments to the provisions of our charter will be required to be approved by our stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.

Dissolution

          Under the MGCL, our dissolution must be approved by our stockholders by the affirmative vote of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

          Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) at the direction of our board of directors, or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our board of directors, or (c) provided that our board of directors has determined that directors shall be elected at the meeting, by any stockholder who is entitled to vote at the meeting and has complied with the applicable notice procedures set forth in our bylaws.

THE OPERATING PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the Partnership Agreement of our Operating Partnership. For more detail, you should refer to the Partnership Agreement itself, a copy of which is filed with the SEC.

General

          MHC Operating Limited Partnership, or our Operating Partnership, was formed in November 1992 to acquire and own our assets. We are considered to be an umbrella partnership REIT, or an UPREIT, in which all of our assets are owned directly or indirectly in a limited partnership, the Operating Partnership, of which MHC Trust is the general partner. MHC Trust is a private subsidiary REIT owned by us. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, MHC Trust’s proportionate share of the assets and income of our Operating Partnership will be deemed to be MHC Trust’s assets and income.

          Under our Partnership Agreement, our Operating Partnership is structured to make distributions with respect to operating partnership units that are equivalent to the distributions made to our common stockholders. Our Operating Partnership is structured to permit limited partners in our Operating Partnership to exchange their operating partnership units for shares of our common stock on a one-for-one basis (in a taxable transaction) and, achieve liquidity for their investment. At our discretion, in lieu of issuing common shares we may elect to pay the limited partner cash for their operating partnership units.

          MHC Trust is the sole general partner of the Operating Partnership and is owned by us. As the sole general partner of the Operating Partnership, MHC Trust has the exclusive power to manage and conduct the business of the Operating Partnership and shall have the right and power to make all decisions and take any and every action with respect to the property, the business and the affairs of the Operating Partnership and shall have all the rights, power and authority generally conferred by law, or necessary, advisable or consistent with accomplishing the purposes of the Operating Partnership. All such decisions or actions made or taken by the general partner pursuant to the Partnership Agreement shall be binding upon all of the partners and the Operating Partnership.

          Although currently all of our assets are held through the UPREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through our Operating Partnership. In the event we elect to hold assets directly, the income of our Operating Partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.

Operations

          The Partnership Agreement of the Operating Partnership provides that the Operating Partnership is to be operated in a manner that will enable us to satisfy the requirements for classification as a REIT for U.S. federal income tax purposes.

          The Partnership Agreement provides that the Operating Partnership will distribute cash flow from operations to or for the benefit of the partners of the Operating Partnership of record as of the applicable Record Date (as defined in the Partnership Agreement) not less frequently than annually, and as follows: first to those partners holding Preference Units (as defined in the Partnership Agreement) to the extent of the respective priorities (if any) established by the applicable Preference Unit Term Sheets and Other Securities Term Sheets (both as defined in the Partnership Agreement); and then the balance pro rata among the partners holding operating partnership units and the partners holding Preference Units which, based on the provisions of the applicable Preference Unit Term Sheets and Other Securities Term Sheets, entitle the partners to participate in the distributions on a pari passu basis with the holders of operating partnership units, or the Residual Operating Cash Flow Preference Units, to each partner based on the quotient (expressed as a percentage) arrived at by dividing (i) the sum of the operating partnership unit value of any Residual Operating Cash Flow Preference Units held by the partner and the number of operating partnership units held by that partner by (ii) the sum of the operating partnership unit value of all Residual Operating Cash Flow Preference Units issued and outstanding at the time and the total number of operating partnership units issued and outstanding at the time. This is intended to have the effect that a holder of one unit of limited partnership interest in the Operating Partnership receives the same amount of annual cash flow distributions from the Operating Partnership as the amount of annual distributions paid to the holder of one share of our common stock.

          Similarly, the Partnership Agreement of the Operating Partnership provides that taxable income is allocated to the partners of the Operating Partnership in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in the Operating Partnership will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

          Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

          All costs and expenses incurred by the general partner in connection with its activities as the general partner under the Partnership Agreement, all costs and expenses incurred by the general partner and us in connection with our continued corporate existence, qualification as a REIT under the Internal Revenue Code and otherwise, and all other liabilities incurred or suffered by our general partner or us in connection with the pursuit of our respective business and affairs as contemplated under the Partnership Agreement, shall be paid (or reimbursed to our general partner or us, if paid by each respectively) by the Operating Partnership unless and to the extent that any such costs were paid by us in connection with the issuance of additional shares of stock of ours as contemplated in the Partnership Agreement. Notwithstanding anything to the contrary, this paragraph shall apply only to the extent that such costs, expenses or liabilities exceed any cash distributed to our general partner by any wholly-owned subsidiary of our general partner.

Redemption Rights

          Subject to certain limitations and exceptions, in the event of a proposed repurchase or redemption for cash by us of (i) common shares, or (ii) Other Securities (as defined in the Partnership Agreement) with respect to which the general partner had previously been issued Preference Units, then, in such event, the Operating Partnership shall provide cash to the general partner equal to the proposed repurchase or redemption price which cash shall be distributed by the general partner to us and one operating partnership unit (or, in the case of redemption or repurchase by us of other securities contemplated by clause (ii) above, one Preference Unit which had been issued with respect to the other securities) shall be cancelled with respect to each common share (or unit of Other Securities) so repurchased or redeemed. Furthermore, pursuant to our charter, these redemption rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons or (3) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code.

Transferability of Interests

          In no event may the general partner at any time assign, sell, transfer, pledge, hypothecate or otherwise dispose of all or any portion of its partnership interest, except by operation of law or as otherwise required or as permitted under certain circumstances set forth in the Partnership Agreement. The limited partners will not be able to transfer their interests in the Operating Partnership, in whole or in part, without our written consent as the general partner of the Operating Partnership except under certain circumstances, including but not limited to, by operation of law, testamentary disposition, gift or by sale, in each case or for the benefit of his parents(s), spouse or descendents.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the Offer.

This summary is based upon the Internal Revenue Code, the Treasury regulations promulgated by the Internal Revenue Service (“IRS”) thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income taxation consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income tax that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special U.S. federal income tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold Series A Shares on behalf of another person as nominee;

•	persons holding Series A Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and

•	tax exempt organizations.

This summary assumes that holders hold their Series A Shares as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our Series A Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the U.S. federal tax consequences to any particular holder of holding our Series A Shares will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Offer to you in light of your particular investment or tax circumstances.

For purposes of this discussion, a “U.S. Holder” is any of the following for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

A “Non-U.S. Holder” is any individual, corporation, estate, or trust that is not a U.S. Holder or any entity treated as a partnership for U.S. federal income tax purposes. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our Series A Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Offer.

The Arrearage Distribution

Taxation of U.S. Holders

The payment of dividends in arrears with respect to the Series A Shares (the “Arrearage Distribution”) will generally be taken into account by U.S. Holders as ordinary income to the extent that the Arrearage Distribution is paid out of our current or accumulated earnings and profits (determined under U.S. federal income tax procedures) and to the extent that we do not designate a portion of the Arrearage Distribution as a capital gain dividend. Any portion of the Arrearage Distribution will generally not be eligible for the dividends received deduction for corporations. With limited exceptions, any portion of the Arrearage Distribution that is treated as a dividend will not be eligible for taxation at the preferential income tax rates (15% maximum federal rate) for qualified dividends received from taxable C corporations by U.S. Holders that are individuals, trusts or estates.

If we designate all or any part of the Arrearage Distribution as a capital gain dividend, such portion will generally be taxed to U.S. Holders as a long term capital gain, to the extent such portion, when combined with other distributions that we designate as capital gain dividends during the taxable year, does not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Holder has held its stock. Long term capital gains with respect to the Arrearage Distribution will generally be taxable at maximum federal rates of 15% in the case of U.S. Holders that are individuals, trusts and estates, and 35% in the case of U.S. Holders that are corporations. If any portion of the Arrearage Distribution designated as a capital gain dividend is attributable to the sale of depreciable real property held for more than 12 months, such portion is subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of our previously claimed depreciation deductions.

In determining the extent to which the Arrearage Distribution constitutes a dividend for tax purposes, our earnings and profits generally will be allocated first to the Arrearage Distribution, and only then will any remaining earnings and profits be allocated to distributions, if any, on our Common Stock. If we have net capital gains and designate some or all of the Arrearage Distribution and other distributions as capital gain dividends, the capital gain dividends will be allocated among the Arrearage Distribution and the distributions, if any, on our Common Stock in proportion to the allocation of earnings and profits as described above.

If the Arrearage Distribution exceeds our current and accumulated earnings and profits (determined under U.S. federal income tax procedures), the Arrearage Distribution will generally represent a return of capital and will not be taxable to a U.S. Holder to the extent such U.S. Holder’s portion of such Arrearage Distribution in excess of our earnings and profits does not exceed the adjusted tax basis of such U.S. Holder’s Series A Shares. Rather, the distribution will reduce the adjusted tax basis of the U.S. Holder’s Series A Shares (but not below zero). To the extent that the Arrearage Distribution exceeds the sum of a U.S. Holder’s proportionate share of our earnings and profits plus such U.S. Holder’s adjusted tax basis in its Series A Shares, the U.S. Holder generally must include such excess in income as long term capital gain, or short term capital gain if the Series A Shares have been held for one year or less.

Taxation of Non-U.S. Holders

Ordinary Dividend Treatment. The portion of the Arrearage Distribution received by Non-U.S. Holders that is (i) payable out of our earnings and profits, (ii) not attributable to our capital gains, and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Series A Shares. In cases where the dividend income from a Non-U.S. Holder’s investment in our Series A Shares is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

Non Dividend Distribution Treatment. If the Arrearage Distribution is not made from our current and accumulated earnings and profits, a Non-U.S. Holder’s portion of such Arrearage Distribution will generally represent a return of capital to the extent of the adjusted tax basis of such Non-U.S. Holder’s Series A Shares, and will not be taxable to a Non-U.S. Holder. The Arrearage Distribution will reduce the adjusted tax basis of the Non-U.S. Holder’s Series A Shares (but not below zero).

To the extent that the Arrearage Distribution exceeds the sum of a Non-U.S. Holder’s proportionate share of our earnings and profits plus such Non-U.S. Holder’s adjusted tax basis in its Series A Shares, such excess will generally be treated as gain from the sale or disposition of the Series A Shares. If our Series A Shares constitute United States real property interests (“USRPIs”), as described below, such gain will be subject to tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the Arrearage Distribution exceeds the Non-U.S. Holder’s share of our earnings and profits, without regard to the Non-U.S. Holder’s adjusted tax basis in its shares. If our Series A Shares are not USRPIs, then the capital gain recognized by a Non-U.S. Holder with respect to the Arrearage Distribution will be taxable in the United States only in one of two cases: (i) if the Non-U.S. Holder’s investment in our Series A Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Our Series A Shares will not be treated as USRPIs if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing 50% test is not met, our Series A Shares nonetheless will not constitute USRPIs if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by Non-U.S. Holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically controlled qualified investment entity. No assurance can be given that we will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our Series A Shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, gain recognized by a Non-U.S. Holder in connection with an Arrearage Distribution that is subject to Non Dividend Distribution Treatment as described above nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the Non-U.S. Holder receiving such Arrearage Distribution held 5% or less of the class of Series A Shares at all times during a specified testing period. We believe that our Series A Shares are, and will continue to be at the time of the Arrearage Distribution, regularly traded on an established securities market.

Capital Gain Dividends. Under FIRPTA, to the extent that the Arrearage Distribution is attributable to gains from dispositions of USRPIs that we held directly or through pass through subsidiaries (such gains, “USRPI capital gains”), the Arrearage Distribution will, except as described below, be treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 35% of the amount of the distribution that is attributable to net USRPI capital gains. The Arrearage Distribution will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, provided that (i) the Series A Shares are regularly traded on an established securities market located in the United States, and (ii) the recipient Non-U.S. Holder does not own more than 5% of the class of Series A Shares at any time during the year ending on the date on which the Arrearage Distribution is received. In such case, the portion of the Arrearage Distribution that is received by such Non-U.S. Holder would be treated as an ordinary dividend with respect to such Non-U.S. Holder. See “—Taxation of Non-U.S. Holders—Ordinary Dividend Treatment.” We believe that our Series A Shares are, and will continue to be at the time of the Arrearage Distribution, regularly traded on an established securities market.

Capital gain dividends received by a Non-U.S. Holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the tax year and has a “tax home” in the United States, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains.

Participation in the Offer

Ownership of Depositary Shares

For U.S. federal income tax purposes, an owner of Depositary Shares generally will be treated as the owner of the Series C Shares represented by such Depositary Shares. No gain or loss will be recognized if you exchange Depositary Shares for the Series C Shares represented by those Depositary Shares. Your tax basis in such Series C Shares will be the same as your tax basis in such Depositary Shares, and the holding period in such Series C Shares will include the holding period in such Depositary Shares.

The discussion below is based, in part, on representations by the Depositary and assumes that each obligation under the depositary agreement regarding the Depositary Shares and any related agreement will be performed in accordance with its Terms.

Taxation of U.S. Holders

The exchange of Series A Shares for Depositary Shares constitutes a recapitalization within the meaning of section 368(a)(1)(E) of the Code. Accordingly, no gain or loss will be recognized by a U.S. Holder on the Offer.

A U.S. Holder will have an aggregate U.S. federal income tax basis in the Depositary Shares equal to the U.S. Holder’s U.S. federal income tax basis in the Series A Shares exchanged therefor. Such U.S. Holder’s holding period for such Depositary Shares will include the period during which such holder held the Series A Shares. Special considerations apply to U.S. Holders that have acquired different blocks of Series A Shares at different times or at different prices, or otherwise have varying holding periods and bases with respect to different blocks of Series A Shares. Such U.S. Holders should consult their tax advisors regarding the allocation of their aggregate basis among and their holding period of any Depositary Shares received.

If a U.S. Holder of Series A Shares owns at least 5% (by vote or value) of our total outstanding stock immediately before the Offer, or if such U.S. Holder’s Series A Shares have an aggregate adjusted basis of $1,000,000 or more, such U.S. Holder will be required to file with the U.S. Holder’s U.S. federal income tax return for the taxable year in which the Offer occurs a statement setting forth certain information relating to the Offer, including the date of the Offer, the fair market value and basis of the U.S. Holder’s Series A Shares immediately before the Offer, and our employer identification number.

Taxation of Non-U.S. Holders

If our Series A Shares do not constitute USRPIs, as discussed above, a Non-U.S. Holder of our Series A Shares will not be subject to U.S. federal income tax on the Offer.

If our Series A Shares constitute USRPIs, with respect to a Non-U.S. Holder at the time of the Offer, then, if certain filing and other requirements are satisfied, a Non-U.S. Holder will be subject to the same U.S. federal income tax consequences as a U.S. Holder as described above. If such requirements are not satisfied, however, the Offer will be treated as a taxable exchange of Series A Shares for Depositary Shares. Such a deemed taxable exchange will be subject to U.S. federal income tax under the FIRPTA at the rate of U.S. federal income tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be) on the excess, if any, of the fair market value of such Non-U.S. Holder’s Depositary Shares received, over such Non-U.S. Holder’s adjusted basis in its Series A Shares. Collection of such tax will be enforced by a refundable withholding tax at a rate of 10% of the value of the Depositary Shares. A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it timely files a correct and completed U.S. federal income tax return showing that the amount of U.S federal income tax withheld exceeded the U.S. federal income tax liability of such Non-U.S. Holder.

As discussed above, Series A Shares will not constitute USRPIs if we are a “domestically controlled qualified investment entity” or if Series A Shares are “regularly traded” on an established securities market, as defined by applicable Treasury regulations and the Non-U.S. Holder receiving such distribution held 5% or less of our Series A Shares at all times during a specified testing period. Although no assurance can be given, we believe that we are, and will continue to be at the time of the Offer, a domestically controlled qualified investment entity and that Series A Shares are, and will continue to be at the time of Offer, regularly traded on an established securities market.

MISCELLANEOUS

          We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of shares be accepted from or on behalf of) the stockholders residing in such jurisdiction.

          No person has been authorized to give any information or make any representation on our behalf not contained in this Offer or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

CERTAIN SECURITIES LAWS CONSIDERATIONS

          All of the Series A Shares outstanding as of the date of this Offer to Exchange were issued in an offering that was registered pursuant to the Securities Act. The issuance of Series C Shares represented by the Depositary Shares upon exchange of the Series A Shares is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Because all outstanding Series A Shares were registered under the Securities Act, we expect that all of our Series C Shares represented by the Depositary Shares issued in the Offer to persons not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. Any Series C Shares represented by the Depositary Shares issued in the Offer to persons or entities who are affiliated with us will not be freely tradable and any resale would have to be registered under the Securities Act, or comply with applicable exemptions under the securities laws, which may include Rule 144 under the Securities Act. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any Offer to Exchange we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

          Our internet website address is www.equitylifestyle.com. We make available free of charge, through our internet website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in or accessible from our internet website is not part of this Offer to Exchange unless specifically incorporated by reference herein.

          This Offer to Exchange incorporates by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 28, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012;

•	our Definitive Proxy Statement on Schedule 14A, dated and filed with the SEC on March 23, 2012;

•

Current Reports on Form 8-K filed on January 23, 2012, January 24, 2012 (with respect to Item 5.02 only), February 9, 2012, March 7, 2012, March 256, 2012, April 4, 2012, July 5, 2012, July 26, 2012; and

•	the description of the Series A Shares set forth in the Registration Statement on Form 8-A, filed on March 4, 2011.

          Any documents we file pursuant to 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Exchange and prior to the expiration of the Offer to which this Offer to Exchange relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this Offer to Exchange and to be part hereof from the date of filing those documents.

          We have not authorized anyone to give any information or make any representation about the Offer that is different from, or in addition to, that contained in this Offer to Exchange. Therefore, you should not rely on any other information. If you are in a jurisdiction where offers to purchase or sell, or solicitations of offers to purchase or sell, the securities offered by this Offer to Exchange are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Offer to Exchange does not extend to you. The information contained in this Offer to Exchange speaks only as of the date of this Offer to Exchange unless the information specifically indicates that another date applies.

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	By Hand or Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Telephone: 877-248-6417 Facsimile: 718-234-5001

The Information Agent for this Offer is:

105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885 Email: tenderoffer@mackenziepartners.com

Annex A

Exhibit (c)(1)

Investment Banking	Valuation & Financial Advisory	Special Situations

August 7, 2012
CONFIDENTIAL
Board of Directors
Equity Lifestyle Properties, Inc.
2 N. Riverside Plaza
Suite 800
Chicago, IL 60606

Dear Board of Directors:

We understand that Equity Lifestyle Properties, Inc. (“ELS” or the “Company”) is contemplating a transaction (the “Transaction”) pursuant to which it will seek to replace the existing 8.034% redeemable Series A Preferred Stock (the “Series A Preferred Stock”) with newly issued preferred shares (the “New Preferred Stock”). The New Preferred Stock will have a liquidation preference of $25, upon certain change of control events be convertible into common shares subject to a share cap of 0.7 and an exchange cap of 5.6 million shares, bear a dividend rate of 6.75% and be non-callable for a 5-year period.

You have requested that Houlihan Capital, LLC (“Houlihan”) render a written opinion (whether or not favorable) to the Board of Directors of the Company (the “Board of Directors”), as to whether, on the date of such opinion, the Transaction is fair, from a financial point of view, to the existing preferred shareholders of the Company.

In completing our analyses and for purposes of the Opinion set forth herein, Houlihan has, among other things, performed the following:

•	Held discussions with certain members of ELS’ senior management (“Management”) regarding the Transaction and the future outlook for the Company;

•	Reviewed a draft document outlining the key terms of the New Preferred Stock, dated July 23, 2012;

•	Reviewed a draft Tender Offer Statement on Schedule TO, dated August 1, 2012;

•	Reviewed a document comparing the key terms of the Series A Preferred Stock with the key terms of other preferred stock issued by Real Estate Investment Trusts;

500 West Madison Suite 2600 Chicago, IL 60661 Tel: 312.450.8600 Fax: 312.277.7599 www.houlihan.com

Board of Directors of Equity Lifestyle Properties, Inc.
August 7, 2012
Fairness Opinion - Confidential

•	Reviewed an ELP presentation regarding a line of credit extension, dated July 2, 2012;

•

Reviewed a third amendment to an amended and restated credit agreement by and among MHC Operating Limited Partnership, ELS, certain lenders and Wells Fargo Bank National Association, dated July 20, 2012;

•	Obtained, reviewed and/or analyzed certain information relating to the historical, current and future operations of the Company on a pro forma basis including, but not limited to the following:

	o	The Company’s latest reports on Form 10-Q and 10-K and other relevant public documents as filed with the Securities and Exchange Commission; and
	o	Company presentations and other supplemental financial information filed on the Company’s website.

•

Reviewed approved and draft board meeting, audit committee meeting, executive committee meeting, and compensation, nominating and corporate governance committee meeting minutes of ELS as well as the annual meeting of stockholders draft meeting minutes from July 31, 2011 through July 31, 2012;

•	Reviewed certain insurance policies of ELS covering D&O insurance policies and other property, liabilities and operations insurance policies;

•

Reviewed the industry in which the Company operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) comparable issuances of preferred stock; and

•	Reviewed certain other relevant, publicly available information, including economic, industry, and Company specific information.

In performing its analysis, among other things, Houlihan considered the following factors which are typically important in the analysis of a going private transaction:

•	Current market prices of preferred stock;

•	Historical market prices of preferred stock;

•	The net book value of the Company;

Board of Directors of Equity Lifestyle Properties, Inc.
August 7, 2012
Fairness Opinion - Confidential

•	The going concern value of the Company;

•	The liquidation value of the Company;

•	The price paid for the Series A Preferred Stock in purchases by the Company or its affiliates over the previous two fiscal years;

•	Reports, opinions, or appraisals received by the Company or its affiliates relating to the Transaction’s fairness; and

•	Other firm offers during the preceding two years for merger, consolidation, or sale of assets of the Company, or for securities of the Company sought in order to exercise control.

This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder, or controlling person of Houlihan or any of its affiliates shall be subjected to any personal liability whatsoever to any person (other than for gross negligence or willful misconduct) nor will any such claim be asserted by or on behalf of the Company against any such person with respect to the Opinion other than Houlihan.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from senior management of the Company that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information.

Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Board of Directors of Equity Lifestyle Properties, Inc.
August 7, 2012
Fairness Opinion - Confidential

Several analytical methodologies have been employed in our analysis and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the Transaction. Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Transaction. Houlihan does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, support its conclusion and Opinion. Accordingly, Houlihan believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of the Opinion.

In our analysis and in connection with the preparation of this Opinion, Houlihan has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Our Opinion does not constitute a recommendation to proceed with the Transaction. This Opinion relates solely to the question of the fairness to the existing preferred shareholders of the Company. We are expressing no opinion as to the income tax consequences of the Transaction.

Houlihan Capital, LLC, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Houlihan has no prior investment banking relationships with the Company. Houlihan received a fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated August 1, 2012, the Company has agreed to indemnify Houlihan with respect to Houlihan’s services.

Based upon the foregoing, it is our opinion as of the date hereof, the Transaction is fair, from a financial point of view, to the existing preferred shareholders of the Company.

Respectfully submitted,

Houlihan Capital, LLC